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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Albany International Corp.

(Name of Registrant as Specified In Its Charter)

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March 26, 2008

To the Stockholders of Albany International Corp.:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Albany International Corp., which will be held at Wolferts Roost Country Club, 120 Van Rensselaer Boulevard, Albany, New York, at 10:00 a.m. on Friday, May 9, 2008. Please join us prior to the Annual Meeting at 9:30 a.m. to meet the Directors in the meeting room.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, you are urged to promptly vote and submit your proxy by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

If you plan to attend the meeting, and have requested and received physical copies of these meeting materials, please so indicate on the enclosed proxy card so that we can make the necessary arrangements. (An addressed, postage-prepaid envelope is enclosed for your return of the proxy.)

Information about the meeting, including a description of the various matters on which the stockholders will act, can be found in the accompanying Notice of Annual Meeting and Proxy Statement. The Annual Report for the fiscal year ended December 31, 2007 also accompanies these materials.

Sincerely yours,

FRANK R. SCHMELER	JOSEPH G. MORONE
Chairman of the Board	President and Chief Executive Officer

ALBANY INTERNATIONAL CORP.
1373 Broadway, Albany, New York 12204
Mailing Address: P. O. Box 1907, Albany, New York 12201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 9, 2008

The Annual Meeting of Stockholders of Albany International Corp. will be held at Wolferts Roost Country Club, 120 Van Rensselaer Boulevard, Albany, New York, on Friday, May 9, 2008, at 10:00 a.m. Eastern Time, for the following purposes:

1.	to elect eight Directors to serve until the next Annual Meeting of Stockholders and until their successors have been elected and qualified;

2.	to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor; and

3.	to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on March 14, 2008, will be entitled to vote at the Annual Meeting of Stockholders or any adjournment or adjournments thereof.

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience by telephone, via the Internet, or by signing, dating, and returning the enclosed proxy card. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

CHARLES J. SILVA, JR.
Secretary

March 14, 2008

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Albany International Corp. (“the Company”), 1373 Broadway, Albany, New York 12204 (P.O. Box 1907, Albany, New York 12201), of proxies in the accompanying form for use at the Annual Meeting of Stockholders to be held on May 9, 2008, and at any adjournment or adjournments thereof.

Voting Procedures

Each properly executed proxy in the accompanying form received prior to the Annual Meeting will be voted with respect to all shares represented thereby and will be voted in accordance with the specifications, if any, made thereon. If no specification is made, the shares will be voted in accordance with the recommendation of the Board of Directors. In addition, the shares will be voted in the discretion of the proxies with respect to (1) any matter of which we did not have notice prior to January 24, 2008, (2) the election of a person as a director in substitution for a nominee named in this proxy statement who, at the time of the meeting, is unable, or for good cause is unwilling, to serve, (3) any stockholder proposal properly excluded from this proxy statement, and (4) matters incident to the conduct of the meeting. If a stockholder is a participant in our Dividend Reinvestment Plan, or the Albany International Corp. ProsperityPlus Savings Plan, a properly executed proxy will also serve as voting instructions with respect to shares in the stockholder’s account in such plans. A proxy may be revoked at any time prior to the voting thereof. This proxy statement and the accompanying form of proxy are first being made available to our stockholders on March 26, 2008.

The only persons entitled to vote at the Annual Meeting (including any adjournment or adjournments) are (1) holders of record at the close of business on March 14, 2008, of the Company’s Class A Common Stock outstanding on such date and (2) holders of record at the close of business on March 14, 2008, of our Class B Common Stock outstanding on such date. As of March 14, 2008, there were 26,416,193 shares of the Company’s Class A Common Stock outstanding and 3,236,098 shares of our Class B Common Stock outstanding. Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes, on each matter to be voted upon.

Under our By Laws, a copy of which is available at the Corporate Governance section of our website (www.albint.com), the presence, in person or by proxy, of shares having a majority of the total number of votes entitled to be cast at the meeting is necessary to constitute a quorum. Under Delaware law, if a quorum is present, a plurality of the votes cast at the meeting by the shares present in person or by proxy and entitled to vote is required for the election of directors, and a majority of the votes entitled to be cast at the meeting by the shares present in person or by proxy is required for any other action. Shares present at the meeting in person or by proxy and entitled to vote which abstain or fail to vote on any matter will be counted as present and entitled to vote but such abstention or failure to vote will not be counted as an affirmative or negative vote.

Under New York Stock Exchange rules, brokerage firms are generally permitted to vote in their discretion on behalf of clients who have been requested to provide voting instructions, and have failed to do so, by a date specified in a statement from the brokerage firm accompanying proxy materials distributed to its clients. Brokerage firms generally do not have such discretion, however, as to any contested action, any authorization for a merger or consolidation, any equity-compensation plan, or any matter that may affect substantially the rights or privileges of stockholders. In such a case, broker “nonvotes” would be treated as shares that are present at the meeting but fail to vote. The Company anticipates that brokerage firms will be able to vote in their discretion on the proposals to elect directors and to ratify the selection of PricewaterhouseCoopers LLC as auditors.

ELECTION OF DIRECTORS

All of the members of the Board of Directors are elected annually to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. Pursuant to the By Laws, the Board of Directors may increase or decrease the number of directors from time to time, but not to fewer than three. The Board of Directors has determined that, until further action by the Board, the number of directors of the Company, from and after the time of the 2008 Annual Meeting of Stockholders, shall be eight. Accordingly, the number of directors to be elected at the 2008 Annual Meeting of Stockholders is eight. The Board of Directors has nominated for election the eight persons listed below, all of whom are currently serving as directors. Unless otherwise specified on the proxy, the shares represented by a proxy in the accompanying form will be voted for the election of the eight persons listed below. If, at the time of the meeting, any nominee is unable, or for good cause unwilling, to serve, which event is not anticipated, the shares will be voted for a substitute nominee proposed by the Board of Directors, unless the Board reduces the number of directors.

JOSEPH G. MORONE joined the Company as President on August 1, 2005. He has been a Director of the Company since 1996. He has served as President and Chief Executive Officer since January 1, 2006. From 1997 to July 2005, Dr. Morone served as President of Bentley College. Prior to joining Bentley, Dr. Morone served as Dean of the Lally School of Management and Technology at Rensselaer Polytechnic Institute and held the Andersen Consulting Professorship of Management. He is a director of Transworld Entertainment Corporation. Age 54.

CHRISTINE L. STANDISH has been a Director of the Company since 1997. From 1989 to 1991, she served the Company as a Corporate Marketing Associate, and was previously employed as a Graphic Designer for Skidmore, Owings & Merrill. She is a Director of the J. S. Standish Company, where she serves as President in charge of the Standish Family Foundation. She is a member of the Board of Trustees of the Albany Academies and Siena College. She is the sister of John C. Standish and the daughter of J. Spencer Standish. Age 42.

ERLAND E. KAILBOURNE has been a Director of the Company since 1999. He currently serves as Chairman of the Board of Financial Institutions, Inc., and its wholly owned subsidiary, Five Star Bank, which provides commercial banking services to customers in Western and Central New York State. From May 2002 until March 2003 he served as Chairman and interim Chief Executive Officer of Adelphia Communications Corp. (Adelphia filed a petition under Chapter 11 of the United States Bankruptcy Code in June 2002.) He retired as Chairman and Chief Executive Officer (New York Region) of Fleet National Bank, a banking subsidiary of Fleet Financial Group, Inc., in 1998. He was Chairman and Chief Executive Officer of Fleet Bank, also a banking subsidiary of Fleet Financial Group, Inc., from 1993 until its merger into Fleet National Bank in 1997. He is a Director of the New York ISO, The John R. Oishei Foundation, Rand Capital Corporation, Allegany Co-op Insurance Company, USA Niagara Development Corp, The Farash Corporation and the Max and Marian Farash Charitable Foundation. Age 65.

JOHN C. STANDISH has been a Director of the Company since 2001. He previously served as Senior Vice President — Manufacturing, Americas Business Corridor from March 2005 to September 2007, Director of North American Dryer Manufacturing from 2003 to March 2005, Director, PAC Pressing and Process Technology from 2000 to 2003, Manager of the Company’s forming and engineered fabrics manufacturing facility in Portland, Tennessee from 1998 to 2000, Production Manager of Albany International B.V. in Europe from 1994 to 1998, a Department Manager for the Press Fabrics Division from 1991 to 1994 and Design Engineer for Albany International Canada from 1986 to 1991. He is Chairman of the J. S. Standish Company and a Director of the United Way of the Greater Capital Region. He is the brother of Christine L. Standish and the son of J. Spencer Standish. Age 43.

JUHANI PAKKALA has been a Director of the Company since 2004. Mr. Pakkala previously served as President and Chief Executive Officer of Metso Paper Inc. (formerly Valmet Corporation), in Finland, from 1999 until his retirement in July 2003. Metso Paper, a subsidiary of Metso Corporation, is one of the world’s largest suppliers of pulp and paper process machinery and equipment. Prior to that time, Mr. Pakkala served in a number of executive positions in companies in the Metso (formerly Valmet) Group in Finland, the United States, and Canada. Age 61.

PAULA H. J. CHOLMONDELEY has been a Director of the Company since February 18, 2005. From 2000 to 2004, she was a Vice President and General Manager of Sappi Fine Papers, North America, responsible for the Specialty Products Division. She previously served in executive and financial positions in a number of corporations, including Owens Corning, the Faxon Company, Blue Cross of Greater Philadelphia and the Westinghouse Elevator Company. She also served as a White House Fellow assisting the U.S. Trade Representative during the Reagan Administration. Ms. Cholmondeley is a certified public accountant, and serves on the Board of Directors of four other publicly traded companies: Terex Corporation, Ultralife Batteries, Inc., Dentsply International and Minerals Technologies Inc. She is also an independent trustee of Nationwide Mutual Funds. Age 61.

JOHN F. CASSIDY, JR. has been a Director of the Company since November 9, 2005. From January 1989 to May 2005, he served as Senior Vice President, Science and Technology, at United Technologies Corp. He served at the General Electric Corporate Research and Development Laboratories from 1981 to 1988. Dr. Cassidy is a member of the Board of Trustees of Rensselaer at Hartford, a member of the Connecticut Academy of Science and Engineering and a senior member of the Institute for Electrical and Electronics Engineers and the Society of Automotive Engineers. He serves on the Board of Directors of the Connecticut Technology Council, the Detroit-based Convergence Electronics Transportation Association and the Convergence Educational Foundation. Age 63.

EDGAR G. HOTARD has been a Director of the Company since November 9, 2006. He serves as Senior Advisor to MPM Capital and AEA Investors, is a Venture Partner with ARCH Venture Partners and Managing General Partner of Hotard Holdings Ltd., an investment partnership. He also serves as an advisor to the Monitor Group, a global strategy consulting firm, and as the Chairman of the Monitor Group (China). In 1999, Mr. Hotard retired as President and Chief Operating Officer of Praxair, Inc. In 1992, he co-led the spin-off of Praxair from Union Carbide Corporation, where he served as Corporate Vice President. Mr. Hotard is a member of the Board of Directors of Global Industries, Ltd. and privately held Shona Energy Company, Inc. He was a founding sponsor of the China Economic and Technology Alliance and of a joint MBA program between Renmin University, Beijing and the School of Management, State University of Buffalo, New York. Age 64.

CORPORATE GOVERNANCE

Director Independence. The Corporate Governance Rules of the New York Stock Exchange (“the NYSE Rules”) provide that a company of which more than 50% of the voting power is held by an individual, a group, or another company will be considered to be a “controlled company”. As of March 14, 2008, J. Spencer Standish, related persons (including his children, Christine L. Standish and John C. Standish, directors of the Company; and J. S. Standish Company, a corporation of which he is a director and as to which he holds the power to elect all of the directors), and Thomas R. Beecher, Jr., as sole trustee of trusts for the benefit of descendents of J. Spencer Standish, held, in the aggregate, shares entitling them to cast approximately 55.04% of the combined votes entitled to be cast by all stockholders of the Company. Accordingly, we are a controlled company under the NYSE Rules. The Company has elected to avail itself of the provisions of the NYSE Rules exempting a controlled company from the requirements that the Board of Directors include a majority of “independent” directors (as defined by the NYSE Rules) and that the Compensation and Governance Committees be composed entirely of independent directors. As a result, not all of the members of the Compensation Committee or the Governance Committee are independent. The Board of Directors has determined, however, that all of the members of the Audit Committee are independent. The Board is not required to make this determination with respect to any other director, and it has not done so. A description of transactions, relationships, or arrangements (if any) considered by the Board in making these determinations is set forth in the Audit Committee discussion below.

Meeting Attendance. The Board of Directors met eight times in 2007. Each incumbent director attended (in person or by telephone) 75% or more of the aggregate number of meetings of the Board and of the committees of the Board on which he or she served. It is the policy of the Company that all persons who are candidates for election to the Board of Directors at an Annual Meeting of Stockholders should attend that meeting (either in person or, if necessary, by telephone). All of the candidates for election to the Board of Directors were present (in person or by telephone) at the Annual Meeting of Stockholders in 2007.

Committees. The standing committees of the Board of Directors are a Governance Committee, an Audit Committee, and a Compensation Committee. During 2007, the Governance Committee met five times and the Audit Committee met eight times (including, in the first, second and third quarters, a single meeting held in two parts to review the Company’s quarterly operating results and earnings release (the first part) and the Quarterly Report on Form 10-Q (the second part)). The Compensation Committee met ten times during 2007.

Governance Committee. The Governance Committee reviews and recommends changes in the Company’s Corporate Governance Guidelines and governance and management structure; evaluates the effectiveness of the Board of Directors, its committees, and the directors; recommends to the Board of Directors the persons to be nominated for election as directors; and reviews management succession planning. A copy of the Charter of the Governance Committee is available at the Corporate Governance section of our website (www.albint.com). The current members of the Governance Committee are Christine L. Standish and Juhani Pakkala. Director Thomas R. Beecher, Jr. served on the Committee as its Chairman until stepping down in early February, 2008 due to term limits (as specified in the Charter).

Stockholders may send recommendations of persons to be considered by the Governance Committee for nomination for election as directors to: Chairman, Governance Committee, Albany International Corp., P.O. Box 1907, Albany, New York 12201. Our Corporate Governance Guidelines, a copy of which is available at the Corporate Governance section of our website (www.albint.com), set forth criteria to be employed by the Governance Committee and the Board of Directors in determining whether a person is qualified to serve as a director of the Company. Recommendations by stockholders should include information relevant to these criteria. The Governance Committee will give consideration to persons recommended by stockholders in the same manner that it employs when considering recommendations from other sources. The Governance Committee considers, on an ongoing basis, the skills, background, and experience that should be represented on the Board of Directors and its committees, the performance of incumbent directors, the appropriate size of the Board of Directors, potential vacancies on the Board, and other factors relating to the efficacy of the Board. Although the Governance Committee does not employ professional consultants for this purpose, members of the Committee communicate with knowledgeable persons on a continuing basis to identify potential candidates for Board membership. Any potential candidates so identified are then discussed by the Committee and the Board, and if the potential candidate appears likely to be a substantial addition to the Board, he or she is then interviewed by members of the Committee and the Board. The Governance Committee then considers the reports of the interviews and other information that has been gathered and determines whether to recommend to the Board of Directors that the person be elected as a director.

All of the nominees for election as directors at the 2008 Annual Meeting are standing for reelection by stockholders.

Audit Committee. The Audit Committee assists the Board of Directors in fulfilling its fiduciary responsibilities regarding the Company’s accounting and financial reporting practices and internal controls with respect to accounting, finance, legal compliance, and ethics. It also provides a means of open communication among the independent auditors, management, the Company’s internal auditors, and the Board of Directors. The Board has also designated the Audit Committee as the Company’s “Qualified Legal Compliance Committee” pursuant to the rules of the Securities and Exchange Commission with respect to Section 307 of the Sarbanes-Oxley Act. The Audit Committee is also responsible for appointing or terminating our auditors. A copy of the current Charter of the Audit Committee is available at the Corporate Governance section of our website (www.albint.com). The current members of the Audit Committee are Paula H. J. Cholmondeley (Chairman), Edgar G. Hotard, Erland E. Kailbourne and Juhani Pakkala.

The Audit Committee has provided the following report:

The Audit Committee has reviewed and discussed with management and the independent auditors, PricewaterhouseCoopers LLP (“PwC”), the financial statements for 2007, including management’s report with respect to internal control over financial reporting and PwC’s report on those financial statements. The Audit Committee has also discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”), and has received from PwC the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1, as adopted by the PCAOB, and has discussed with PwC its independence, and has considered whether the provision by PwC of the services referred to below under “RATIFICATION OF INDEPENDENT AUDITORS, All Other Fees” is compatible with maintaining the independence of PwC.

Based on the foregoing discussions and review, the Audit Committee recommended to the Board of Directors that the audited statements for 2007 be included in the Company’s Annual Report on Form 10-K for 2007 filed with the Securities and Exchange Commission.

The financial reporting process of the Company, including the system of internal controls and the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, is the responsibility of the Company’s management. The Company’s independent auditors (PwC) are responsible for auditing the financial statements. The Audit Committee monitors and reviews these processes. As required by the Corporate Governance Rules of the New York Stock Exchange, the Board of Directors has determined that, in their judgment, all of the members of the Audit Committee are “financially literate” and at least one member of the Committee “has accounting or related financial management expertise.” The

Board has also determined that the Chairman of the Committee, Paula H. J. Cholmondeley, is a “financial expert” as such term is defined in Item 407 of Regulation S-K of the Securities and Exchange Commission. The members of the Audit Committee are not employees of the Company and do not represent themselves as experts in the field of accounting or auditing.

The Charter of the Audit Committee provides that the members of the Committee are entitled to rely, and they do rely, on advice, information, and representations that they receive from the independent auditors, management, and the head of internal audit. Accordingly, the review, discussions, and communications conducted by the Audit Committee do not assure that the financial statements of the Company are presented in accordance with accounting principles generally accepted in the United States of America, that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, or that the Company’s independent auditors are, in fact, “independent.”

The Audit Committee:
Paula H. J. Cholmondeley, Chairman
Edgar G. Hotard
Erland E. Kailbourne
Juhani Pakkala

The Board of Directors has determined that none of the members of the Audit Committee has any relationship with the Company that may interfere with the exercise of his or her independence from management and the Company and, on that basis, has determined that each of them is “independent” within the meaning of the Sarbanes-Oxley Act and the NYSE Rules.

Mr. Pakkala was initially elected to the Audit Committee in August 2004. At that time, the Board considered his prior employment at Metso Paper Inc., a manufacturer of papermaking equipment. The Company has supplied products and services to Metso from time to time, and has also pursued other contractual agreements with them from time to time, mostly related to development of new products. Mr. Pakkala retired from Metso Paper in 2003, and since that time has maintained no relationship with Metso, other than the ownership of an option to purchase some shares of Metso Corporation, the parent company of Metso Paper, and rights to receive amounts under Metso pension and deferred compensation plans, all of which he acquired while a Metso Paper employee. The Board at that time determined that these factors did not rise to the level of a “material relationship” with the Company within the meaning of the NYSE Rules, and did not constitute a relationship with the Company that may interfere with his independence from management.

Mr. Hotard was elected to the Audit Committee in May 2007. Mr. Hotard has provided services as an independent contractor to Monitor, a management consulting firm. The Company engaged Monitor during 2007 to provide consulting services related to its Albany Engineered Composites business. Fees paid to Monitor during 2007 were approximately $380,800, and the Company expects to pay fees of approximately $400,000 for services during 2008. Mr. Hotard is not, and has never been, a Monitor employee. He has provided consulting services to Monitor’s affiliate, Monitor Consulting Hong Kong Ltd, for the past seven years, functioning as an advisor for Monitor’s Asia consulting practice, and serving as the Chair of Monitor Group (China), representing Monitor before the Chinese government and industry associations involved with China (e.g., the U.S. China Business Council).

In exchange for these services, Mr. Hotard receives an annual lump-sum retainer and reimbursement of travel expenses. The annual retainer is not based on any revenue generation goals, and is independent of any consulting fees Monitor collects anywhere in the world, including fees received from the Company. He is also entitled to receive performance-based incentives related to identifying investment opportunities for Monitor Capital and for developing Monitor’s consulting practice in Asia. Incentives are not tied to revenue-generation goals. He receives no portion of the fees paid by the Company to Monitor in the U.S., nor any commission or other compensation, direct or indirect, related to the Company’s engagement of Monitor.

Based on these facts, the Company’s Board has determined that the retention of Monitor in the U.S. to provide consulting services does not constitute a “material relationship” between the Company and Mr. Hotard, and does not compromise his independence.

After due inquiry, the Board is not aware of, and therefore did not consider, any other transactions, relationships, or arrangements with any of the other members of the Audit Committee when determining their independence.

The Board of Directors has determined that Ms. Cholmondeley possesses all of the attributes of an “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K of the Securities and Exchange Commission. Ms. Cholmondeley also serves on the audit committees of Dentsply International, Terex Corporation, Ultralife Batteries, Inc. and Minerals Technologies Inc., each of which is a public company. The Audit Committee Charter does not permit any member of the Audit Committee to serve on the audit committees of more than two other public companies, unless the Board of Directors has determined that such simultaneous service would not impair the ability of such member to serve effectively on our Audit Committee, and such determination is disclosed in our annual proxy statement. In the case of Ms. Cholmondeley, the Board of Directors has made such a determination. In making this determination, the Board took into account Ms. Cholmondeley’s representation that she does not intend to accept any employment other than as a member of governing boards, and that she would consult with the Chairman of the Governance Committee before accepting any employment, undertaking any additional board or committee positions, or making any other new and material time commitments. Pursuant to the NYSE Rules, the Board of Directors has determined that all of the current members of the Audit Committee are “financially literate” and that at least one member of the Committee has “accounting or related financial management expertise.” The Board of Directors believes that all of the current members of the Audit Committee are well qualified to perform the functions for which the Committee is responsible.

Compensation Committee. The Compensation Committee is generally responsible for determining the compensation of our directors and executive officers. A copy of the Committee’s Charter is available at the Corporate Governance section of our website (www.albint.com). The current members of the Compensation Committee are Erland E. Kailbourne (Chairman), Thomas R. Beecher, Jr., Paula H. J. Cholmondeley and John F. Cassidy, Jr. Edgar G. Hotard served on the Committee until May 2007.

As specified in its charter, the Compensation Committee is directly responsible for determining compensation of the Company’s Chief Executive Officer as well as the other senior executive officers of the Company. The Committee also assists the Board of Directors in the creation and implementation of employee compensation, incentive, and benefit policies and plans; administers (or oversees the administration by management of) pension and other employee benefit plans; and approves grants and awards under our stock option and restricted stock unit plans, and our 2005 Incentive Plan (except for awards intended to preserve deductibility under Section 162(m) of the Internal Revenue Code, which awards are approved by a separate committee of independent directors designated for such purpose). These duties and responsibilities may be delegated to a subcommittee comprising one or more members of the Committee.

The Committee’s Charter indicates that input from management is both expected and in some instances required in connection with the Committee’s exercise of its responsibilities. See “The Role of Executive Officers in the Compensation Process” on page 23.

In addition, the Committee’s charter charges the Committee with the responsibility to obtain advice and assistance from outside legal or other advisors or consultants as the Committee may from time to time deem appropriate, and to determine the compensation and other terms of service of such advisors and consultants. The Committee has exclusive power to select, retain, and terminate the services of any such advisors or consultants to assist in evaluating the compensation of the Chief Executive Officer or senior executives, and sole power to determine the compensation and other terms of service of such consultants. The Charter provides that we shall provide such funding as is necessary for the payment of fees and compensation to any advisors or consultants so employed by the Committee. During 2007, as in prior years, the Committee directly retained the services of Watson Wyatt Worldwide (“Watson Wyatt”) to perform a comparative competitive analysis of cash (salary and cash incentives) compensation paid to the Company’s Chief Executive Officer, as well as to provide a similar analysis of the share-based performance awards proposed to be paid to the Chief Executive Officer and the other members of the senior management team. In each case, Watson Wyatt was asked to perform a competitive assessment of such cash or performance compensation, as well as an overview of peer executive compensation trends. Watson Wyatt’s competitive frame of reference consisted of a peer group of manufacturing companies with comparable revenues, aggregate number of employees, and similar international complexity, as well as their own database of broader market data. For providing these services, the Company paid approximately $51,000 to Watson Wyatt during 2007.

Compensation Committee Interlocks and Insider Participation. During 2007 the members of the Compensation Committee included directors Beecher, Kailbourne, Cholmondeley and Cassidy. Director Hotard served until May 2007.

No member of the Committee was an employee during 2007. Mr. Beecher is the Secretary, and is also a director, of J. S. Standish Co. (See “SHARE OWNERSHIP” on page 10.)

Non-management directors. Meetings of the “non-management” directors, as defined by the NYSE Rules, are regularly held at the conclusion of each meeting of the Board. The current non-management directors include all of the directors other than Dr. Morone. (John C. Standish was employed by the Company as an executive officer until January 31, 2008.) Meetings of the non-management directors during 2007 were chaired by Chairman Frank R. Schmeler. As Chairman, Mr. Schmeler also acted as a liaison between the directors and the Chief Executive Officer and facilitated communication among the directors. Interested persons may communicate with the Chairman and the non-management directors by writing to: Chairman, Albany International Corp., P.O. Box 1907, Albany, New York 12201.

Shareholder communications. It is our policy to forward to each member of the Board of Directors any communications addressed to the Board of Directors as a group and to forward to each director any communication addressed specifically to such director. Such communications may be sent to: Albany International Corp., P.O. Box 1907, Albany, New York 12201.

Available Information. The Company’s Corporate Governance Guidelines, Business Ethics Policy, Code of Ethics for the Chief Executive Officer, Chief Financial Officer, and Controller, and the charters of the Audit, Compensation, and Governance Committees of the Board of Directors are all available at the Corporate Governance section of the Company’s website (www.albint.com). Stockholders may obtain a copy of any of these documents, without charge, from the friendly people who work in our Investor Relations Department. They may be contacted at:

Investor Relations Department
Albany International Corp.
Post Office Box 1907
Albany, New York 12201-1907
Telephone: (518) 445-2284
Fax: (518) 447-6343
E-mail: investor_relations@albint.com

Certain Business Relationships and Related Person Transactions

Christine L. Standish and John C. Standish are directors of the Company. Christopher Wilk, Ms. Standish’s husband, and John C. Standish were Company employees during 2007.

As an employee, Mr. Wilk received salary and other compensation (not including annual cash incentive bonus) of $122,083.58 during 2007. In early 2008, he was awarded a bonus for 2007 in the amount of $14,300. During 2007, the Company also granted Mr. Wilk 500 restricted stock units pursuant to the restricted stock unit plan (the “RSU Plan”) (described on page 32 below). As a participant in the Company’s 401(k) plan, he also received Company-matching and profit-sharing contributions for 2007 of $7,998.14. During 2007, Mr. Wilk received $9,778.50 as a result of vesting of restricted stock units granted to him in 2004, 2005 and 2006. He has also accumulated a retirement benefit under the Company’s U.S. defined benefit plan with an actuarial present value of approximately $32,000 as of the pension valuation date of September 30, 2007 — an increase of approximately $3,000 since September 30, 2006.

John C. Standish was paid salary and other compensation (not including annual cash incentive bonus) of $228,191.55 during 2007. In early 2008, he was awarded a bonus for 2007 in the amount of $64,200. He received earnings of $29,433.70 as a result of vesting of restricted stock units granted to him in 2003, 2004, 2005 and 2006. As a participant in the Company’s 401(k) plan, he also received Company-matching and profit-sharing contributions for 2007 of $13,171.86. He has also accumulated a retirement benefit under the Company’s U.S. defined benefit plan with an actuarial present value of approximately $88,000 as of the pension valuation date of September 30, 2007 — an increase of approximately $14,000 since September 30, 2006.

As employees, each of these individuals was also entitled to receive benefits under the Company’s insurance, disability, and other employee benefit plans, in accordance with the terms of such plans.

Chairman Frank R. Schmeler served as Chief Executive Officer until December 31, 2005. He remained an employee of the Company until January 31, 2006. Upon his retirement on that date, he became entitled to receive (and began receiving) payments (calculated on the basis of a single life annuity) under the Company’s U.S. defined contribution plan and unfunded U.S. supplemental retirement plan. These payments totaled $315,959 during 2007, and the present value of his accumulated benefit as of the pension valuation date of September 30, 2007 was approximately $3.3 million. (See the “PENSION BENEFITS” table on page 33 as well as the narrative discussion following the table for a description of these plans.)

During 2007, the Company had no formal policy or procedure regarding the review, approval, or ratification of transactions with related parties required to be reported in this proxy statement. As an executive officer, John Standish’s compensation was reviewed and approved by the Compensation Committee, in accordance with the Committee’s charter. Other than the transactions described above, the Company has not typically engaged in any transactions that would be so reportable. In early 2008, the Company adopted a policy requiring review of relationships and transactions in which directors or executive officers, or members of their immediate families, are participants in order to determine whether such persons have a direct or indirect material interest. The Company’s Legal Department is responsible for developing and implementing processes and controls designed to obtain information relating to any such relationship or transaction, and for determining whether disclosure of such relationships or transactions is required. The Audit Committee of the Board of Directors is responsible for reviewing such information, and of making recommendations to the disinterested members of the Board regarding the ratification or approval of such relationships or transactions. As set forth in the policy, the Audit Committee considers each transaction in light of relevant factors, including any benefits to the Company, whether the terms are arm’s-length and in the ordinary course, the direct or indirect nature of the related person’s interest in the transaction, the size and expected term of the transaction, and such other facts and circumstances as may bear on the materiality of the transaction or relationship. No director may participate in the review, ratification or approval of any transaction in which such director has an interest.

Chairman Emeritus

As Chairman Emeritus of the Board of Directors, J. Spencer Standish is invited to all meetings of the Board and committees of the Board and normally attends such meetings. He receives limited but regular assistance from Company administrative personnel in managing his correspondence and travel arrangements. He visits Company facilities in the United States and abroad from time to time, and consults with senior management from time to time on Company matters. Mr. Standish was reimbursed a total of $11,961 for Company-related expenses incurred during 2007 in connection with such visits, his attendance at meetings, and such consultations. Other than his pension under the Company’s retirement plans, and reimbursement of these expenses, Mr. Standish receives no fees or compensation for his activities with respect to the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers, and any persons holding more than 10% of our Class A Common Stock, to file with the Securities and Exchange Commission reports disclosing their initial ownership of the Company’s equity securities, as well as subsequent reports disclosing changes in such ownership. To the Company’s knowledge, based solely on a review of such reports furnished to us and written representations by such persons that no other reports were required, all persons who were subject to the reporting requirements of Section 16(a) complied with such requirements during the year ended December 31, 2007.

SHARE OWNERSHIP

As of the close of business on March 14, 2008, each of the directors and the Named Executive Officers, and all directors and officers as a group, beneficially owned shares of our capital stock as follows:

	Shares of Class A Common Stock Beneficially Owned (a)		Percent of Outstanding Class A Common Stock	Shares of Class B Common Stock Beneficially Owned		Percent of Outstanding Class B Common Stock
Frank R. Schmeler	245,323	(b)	(c)	—		—
Joseph G. Morone	7,395	(d)	(c)	—		—
Thomas R. Beecher, Jr.	659,832	(e)	2.44%	645,625	(f)	19.95%
Christine L. Standish	160,609	(g)	(c)	153,022	(h)	4.73%
Erland E. Kailbourne	6,415		(c)	—		—
John C. Standish	161,145	(i)	(c)	153,022	(j)	4.73%
Juhani Pakkala	3,589		(c)	—		—
Paula H. J. Cholmondeley	3,236		(c)	—		—
John F. Cassidy, Jr.	2,749		(c)	—		—
Edgar G. Hotard	1,662		(c)	—		—
Michael C. Nahl	165,361	(k)	(c)	1,050		(c)
John F. Cassidy, Jr.	2,749		(c)	—		—
Daniel Halftermeyer	28,167	(l)	(c)	—		—
David Madden	10,264	(m)	(c)	—		—
Ralph Polumbo	555		(c)	—		—
All officers and directors as a group (21 persons)	1,201,143		4.44%	650,187		20.09%

(a)	Because shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock on a one-for-one basis, they are reflected in the above table both as Class B shares beneficially owned and as Class A shares beneficially owned. “Beneficial ownership” has the meaning specified under Rule 13d-3 of the Securities Exchange Act.

(b)	Includes (i) 44,823 shares owned outright and (ii) 200,500 shares issuable upon exercise of options exercisable currently or within 60 days. Does not include 100 shares held as custodian for his granddaughter, as to which shares he disclaims beneficial ownership.

(c)	Ownership is less than 1%.

(d)	Includes (i) 6,559 shares owned outright and (ii) 836 shares held in the Company’s employee stock ownership plan.

(e)	Includes (i) 14,207 shares owned outright and (ii) 645,625 shares issuable upon conversion of an equal number of shares of Class B Common Stock. The nature of Mr. Beecher’s ownership of Class B shares is described in note (f) below. Does not include 104 shares owned by his spouse, as to which shares he disclaims beneficial ownership.

(f)	Includes (i) 247,154 shares held by a trust for the sole benefit of John C. Standish (son of J. Spencer Standish) and (ii) 247,153 shares held by a trust for the sole benefit of Christine L. Standish (daughter of J. Spencer Standish). Mr. Beecher is the sole trustee of such trusts with sole voting and investment power. Also includes 151,318 shares held by the Standish Delta Trust. Does not include 868,013 shares held by J. S. Standish Company, of which he is a director.

(g)	Includes (i) 6,595 shares owned outright, (ii) 153,022 shares issuable upon conversion of an equal number of shares of Class B Common Stock, and (iii) 992 shares held by Ms. Standish or her husband, an employee of the Company, in their respective accounts in the Company’s 401(k) retirement savings and employee stock ownership plans. The nature of Ms. Standish’s beneficial ownership of the Class B shares is described in note (h) below.

(h)	Includes (i) 1,704 shares owned outright and (ii) 151,318 shares owned by the Standish Delta Trust. Does not include (i) 247,153 shares held by a trust for her sole benefit, as to which she has no voting or investing power, (ii) 868,013 shares held by J. S. Standish Company, of which she is a director, (iii) 10,700 shares held by the Christine L. Standish Gift Trust, a trust for the benefit of her descendants as to which she has no voting or investment power, or (iv) 120,000 shares held by The Christine L. Standish Delta Trust, a trust for the benefit of her descendants as to which she has no voting or investment power.

(i)	Includes (i) 153,022 shares issuable upon conversion of an equal number of shares of Class B Common Stock, (ii) 503 shares held by Mr. Standish in his account in the Company’s 401(k) retirement savings and employee stock ownership plans, and (iii) 7,620 shares issuable upon exercise of options currently exercisable. The nature of Mr. Standish’s beneficial ownership of the Class B shares is described in note (j) below. Does not include 11 shares owned by his spouse, as to which shares he disclaims beneficial ownership.

(j)	Includes (i) 1,704 shares owned outright and (ii) 151,318 shares owned by the Standish Delta Trust. Does not include (i) 247,154 shares held by a trust for his sole benefit, as to which he has no voting or investment power, (ii) 868,013 shares held by J. S. Standish Company, of which he is a director, (iii) 10,700 shares held by the John C. Standish Gift Trust, a trust for the benefit of his descendants as to which he has no voting or investment power, or (iv) 120,000 shares held by the John C. Standish Delta Trust, a trust for the benefit of his descendants as to which he has no voting or investment power.

(k)	Includes (i) 11,719 shares owned outright, (ii) 2,592 shares held in the Company’s employee stock ownership plan, (iii) 150,000 shares issuable upon exercise of options exercisable currently or within 60 days, and (iv) 1,050 shares issuable upon conversion of an equal number of shares of Class B Common Stock.

(l)	Includes (i) 2,367 shares owned outright and (ii) 25,800 shares issuable upon exercise of options exercisable currently or within 60 days.

(m)	Includes (i) 648 shares owned outright, (ii) 2,916 shares held in the Company’s employee stock ownership plan, and (iii) 6,700 shares issuable upon exercise of options exercisable currently or within 60 days.

Each of the individuals named in the preceding table has sole voting and investment power over shares listed as beneficially owned, except as indicated. Each of the directors and officers whose share ownership is reported above has indicated that no such shares are pledged as security.

The following persons have informed us that they were the beneficial owners of more than five percent of our outstanding shares of Class A Common Stock:

Name(s)(a)	Shares of Company’s Class A Common Stock Beneficially Owned*		Percent of Outstanding Class A Common Stock
J. Spencer Standish	2,583,707	(b)	8.91%
Columbia Wanger Asset Management, L.P.	1,638,500	(c)	6.22%
Barclays Global Investors, NA	1,368,622	(d)	5.19%
NFJ Investment Group L.P.	1,330,400	(e)	5.05%

*	As of December 31, 2007, except for J. Spencer Standish, whose holdings are shown as of March 14, 2008.

(a)	Addresses of the beneficial owners listed in the above table are as follows: J. Spencer Standish, 395 Llwyd’s Lane, Vero Beach, Florida 32963; Columbia Wanger Asset Management, L.P., 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606; Barclays Global Investors, NA, 45 Fremont Street, San Francisco, California 94105; and NFJ Investment Group L.P., 2100 Ross Avenue, Suite 700, Dallas, Texas 75201.

(b)	Includes 2,583,707 shares issuable upon conversion of an equal number of shares of Class B Common Stock. 1,715,694 shares of Class B Common Stock are held by trusts as to which he has sole voting and investment power; the remaining 868,013 shares are held by J. S. Standish Company. (J. S. Standish Company is a corporation as to which J. Spencer Standish holds the power to elect all of the directors.) Current directors of J. S. Standish Company include J. Spencer Standish, John C. Standish (son of J. Spencer Standish), Christine L. Standish (daughter of J. Spencer Standish), and Thomas R. Beecher, Jr. (a director of the Company). Does not include (x) 7,587 shares of Class A Common Stock beneficially owned by his daughter, Christine L. Standish, a director of the Company, (y) 8,123 shares of Class A Common Stock beneficially owned by his son, John C. Standish, a director of the Company, or (z) 151,318 shares issuable upon conversion of an equal number of shares of Class B Common Stock held by the Standish Delta Trust. Mr. Standish disclaims beneficial ownership of such shares.

(c)	Represents shares beneficially owned by Columbia Wanger Asset Management, L.P., in its capacity as investment adviser, including shares held by Columbia Acorn Trust, a Massachusetts business trust. Columbia Wanger Asset Management has sole power to vote or direct the vote of 1,478,500 such shares, shared power to vote or direct the vote of 160,000 such shares, and sole power to dispose or direct the disposition of all such shares.

(d)	Represents shares beneficially owned by Barclays Global Investors, NA, and one or more affiliates, including Barclays Global Fund Advisors and Barclays Global Investors, Ltd. Barclays Global Investors, NA, and/or one or more of such entities has the sole power to vote or direct the vote of 1,045,509 such shares, and sole power to dispose or direct the disposition of all such shares.

(e)	Represents shares beneficially owned by NFJ Investment Group L.P. and/or certain investment advisory clients or discretionary accounts. NFJ Investment Group L.P. has sole power to vote or direct the vote of, and sole power to dispose or direct the disposition of, all such shares.

The following persons have informed the Company that they are the beneficial owners of more than five percent of the Company’s outstanding shares of Class B Common Stock as of February 15, 2008:

Name(s)(a)	Shares of Company’s Class B Common Stock Beneficially Owned		Percent of Outstanding Class B Common Stock
J. Spencer Standish	2,583,707	(b)	79.84%
J. S. Standish Company	868,013		26.82%
Thomas R. Beecher, Jr.	645,625	(c)	19.95%

(a)	Addresses of the beneficial owners listed in the above table are as follows: J. Spencer Standish, 395 Llwyd’s Lane, Vero Beach, Florida 32963; J. S. Standish Company, c/o Barrantys LLC, 120 West Tupper Street, Buffalo, New York 14201; and Thomas R. Beecher, Jr., c/o Barrantys LLC, 120 West Tupper Street, Buffalo, New York 14201.

(b)	Includes (i) 868,013 shares held by J. S. Standish Company, a corporation of which he is a director and as to which he holds the power to elect all of the directors, and (ii) 1,715,694 shares held by trusts as to which he has sole voting and investment power. Does not include (x) 1,704 shares of Class B Common Stock owned outright by his son, John C. Standish, (y) 1,704 shares of Class B Common Stock owned outright by his daughter, Christine L. Standish, or (z) 151,318 shares held by the Standish Delta Trust. Mr. Standish disclaims beneficial ownership of such shares.

(c)	Includes (i) 247,154 shares held by a trust for the sole benefit of John C. Standish (son of J. Spencer Standish) and (ii) 247,153 shares held by a trust for the sole benefit of Christine L. Standish (daughter of J. Spencer Standish). Mr. Beecher is the sole trustee of such trusts with sole voting and investment power. Also includes 151,318 shares held by the Standish Delta Trust, of which he is trustee with shared voting and investment power. Does not include 868,013 shares held by J. S. Standish Company, of which he is a director.

Voting Power of Mr. Standish

J. Spencer Standish, related persons (including Christine L. Standish and John C. Standish, directors of the Company) and Thomas R. Beecher, Jr., as sole trustee of trusts for the benefit of descendants of J. Spencer Standish, now hold in the aggregate shares entitling them to cast approximately 55.04% of the combined votes entitled to be cast by all stockholders of the Company. Accordingly, if J. Spencer Standish, related persons and Thomas R. Beecher, Jr., as such trustee, cast votes as expected, election of the director nominees listed above will be assured.

Compensation Committee Report

The Compensation Committee of the Board of Directors (the “Compensation Committee”) has reviewed and discussed the Compensation Discussion and Analysis following this report with management of the Company, and based on such review and such discussions, the Compensation Committee recommended to the Board of Directors that such Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this proxy statement.

Erland E. Kailbourne, Chairman
Thomas R. Beecher, Jr.
Paula H.J. Cholmondeley
John F. Cassidy, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

The subject of the following discussion is the compensation awarded to, earned by, or paid to five individuals: the Company’s Chief Executive Officer, Chief Financial Officer, and the three other executives of the Company who were the most highly compensated during 2007. The discussion is intended to explain the material elements of compensation paid or awarded to these individuals during 2007, as reported in the tables and narrative discussion beginning on page 24 under the heading “EXECUTIVE COMPENSATION.” While this discussion focuses chiefly on compensation paid or awarded during 2007, it also addresses compensation themes, plans, and practices that relate to compensation paid or awarded in earlier years, as well as compensation matters addressed by the Company and the Compensation Committee that will affect compensation in 2008.

The SEC regulations that tell us what we must discuss in this analysis (and what we must disclose in the tables and narrative discussion that follow this analysis) refer to the five individuals whose compensation is discussed in this report as the “named executive officers,” and we will do the same. In this proxy statement, the Named Executive Officers are: President and Chief Executive Officer Joseph G. Morone, Executive Vice President and Chief Financial Officer Michael C. Nahl, Group Vice Presidents Daniel A. Halftermeyer and David B. Madden, and Senior Vice President — Human Resources, Ralph M. Polumbo.

Some of the compensation paid to, earned by, or awarded to the Named Executive Officers was paid, earned, or awarded pursuant to plans or programs in which other executives of the Company participate. When discussing these plans, we will refer to four groups of executives. “Managers” or “management” refers to the approximately 525 managers worldwide who participate in the annual cash incentive bonus program we will describe below. “Top management” refers to a group of about 280 more senior managers who are eligible to receive annual grants of Restricted Stock Units under our RSU Plan (also defined below). “Executive officers” refers to a still more senior group of from 12 to 15 executives who are elected to their offices by the Board of Directors and identified as executive officers in our Annual Report on Form 10-K. Finally, we will use the term “senior management team” to refer to the Chief Executive Officer and the core group of 7 to 9 top executives working most closely with the Chief Executive Officer. The senior management team receives stock-based Performance Awards (also described below). Each of the Named Executive Officers was a member of this senior management team during 2007.

Compensation Philosophy and Objectives

The principal objectives of our executive compensation program are (1) to enable the Company to attract and retain talented, well-qualified, experienced, and highly motivated managers whose performance will substantially enhance the Company’s performance, (2) to structure elements of compensation so that performance consistent with delivering shareholder value and the Company’s annual and long-term goals is suitably rewarded, and (3) in the case of top management, to align the interests of each manager with the interests of our stockholders. The Company believes that aligning the interests of management and stockholders, and rewarding performance consistent with annual and long-term goals, leads to greater value for stockholders.

Given these objectives, our compensation program is designed to recognize and reward: (1) the extent to which the Company, on a consolidated basis, and under the leadership of the CEO and the senior management team, succeeds in attaining specific financial, operational, or strategic goals during the year; (2) the extent to which each member of management succeeds in achieving the annual financial, operational, and/or strategic goals relating directly to the business unit for which such executive is responsible or with which such executive is associated (which, in the case of the Chief Executive Officer, Chief Financial Officer, and the Senior Vice President — Human Resources, is the Company as a whole), as well as, in some cases, the extent to which he or she succeeds in achieving more specific individual goals tailored to the executive’s specific job function or situation; (3) the extent to which each member of management succeeded in responding to events, problems, challenges, and opportunities arising during the course of the year, whether operational or strategic, which were not anticipated in management’s operating plan, or were otherwise not exclusively within management’s control; (4) the demonstration of competent, intelligent, and ethical business behavior and managerial skill, regardless of success or failure in achieving operating plan or other goals during the year (the Company recognizes that annual performance may not be achieved by violating ethical standards, cutting corners, or compromising longer-term strategic goals and believes that managers should not be penalized for making correct long-term decisions which may have a negative impact on short-term results, or on achievement of annual operating plan targets); and (5) the demonstration of loyalty and commitment to the Company in the form of continued voluntary employment (i.e., executive retention).

The Board of Directors believes that granting Performance Awards to the senior management team and RSUs to the other top managers will help further motivate executives to meet long-term strategic and financial goals and also encourage executive retention. The Board of Directors also believes that from time to time, to respond to unforeseen market conditions, competitive activity, or for other reasons, flexibility in the administration of these compensation principles may be desirable.

The Board of Directors approves specific financial, operational and strategic goals. Compensation is directly tied to these goals. The goal-setting process is influenced by not only recent corporate performance, but current business conditions and achievement of the Company’s long-term business strategy. The Company’s goals focus on operating income, cash flow, increased market share in the Company’s core business, and growth in the Company’s emerging businesses.

There are multiple elements to the Company’s compensation and it is the philosophy of the Company (approved by the Board of Directors) to pay consistent with competitive market practices with respect to each element of compensation. However, the Company has no fixed policy on allocating between long-term and current compensation or between cash and non-cash elements.

In approving each element of compensation, the Committee has access to, and reviews, a summary (i.e., “tally sheets”) of all material elements of annual and long-term compensation (including accrued pension and 401(k) benefits) of each Named Executive Officer and each other member of the senior management team. In fact, the Committee reviewed tally sheets for all executive officers in early 2007 (and again in 2008), prior to annual salary adjustments. For each executive officer, including the Named Executive Officers, these tally sheets showed actual compensation earned in the immediate prior year and, depending on the executive’s length of service, several years prior thereto. The information included each executive officer’s actual salary, annual bonus, payments under the Company’s restricted stock plan, awards under the equity-based long term incentive plan, pension accruals and other compensation paid by the Company. The tally sheets also showed the outstanding balances of restricted stock grants and equity-based awards and the unrealized gains on those balances. Finally, the tally sheets also included information about pension accruals. The tally sheets were used for the purposes of determining how well past compensation practices satisfied the Committee’s objectives and to provide insight into each executive’s accumulation of wealth. After reviewing these tally sheets, it is the Committee’s philosophy that neither the historical data nor any perceived wealth accumulation justified a change in either the Committee’s current compensation philosophy and objectives or the elements of compensation employed. Furthermore, it is the Company’s philosophy that the perceived accumulated wealth by the Named Executive Officers was not so significant as to deter the Committee from its objective of compensating individuals based upon their individual importance to the Company in achieving strategic objectives.

Watson Wyatt Worldwide (“Watson Wyatt”) is the consultant to the Committee. They provide the Committee with the data it uses to determine both market compensation and the key elements of compensation. They also provide advice to the Committee on which compensation elements are appropriate for furthering its objectives. To assist the Committee they gather data on comparator companies. The Committee believes that such comparators are not limited to companies in the same industry, and that comparisons should be made to the compensation practices of a cross section of U.S. industrial companies with comparable sales volumes and international complexity. The companies chosen by Watson Wyatt for comparison purposes are identified on page 22. Watson Wyatt carries out such a comparison annually, in the case of the Company’s Chief Executive Officer, and periodically (in 2005 and again in 2007) with respect to all members of the senior management team. In addition, the Committee reviews such published surveys and other materials regarding compensation as are provided from time to time by the Company’s Human Resources Department.

Final compensation decisions are the Committee’s. The Committee’s decisions are based on an executive’s annual achievements, company or business unit performance and the Committee’s review regarding the executive’s abilities, management, experience and effectiveness. In the specific case of the Chief Executive Officer, the Committee’s Charter charges the Committee with the responsibility of reviewing and approving performance, goals and objectives relevant to the determination of his compensation, evaluating performance in the light of such goals and objectives and determining his compensation after taking such evaluation into account. In practice, the Committee reports to the full Board of Directors and solicits its comments prior to taking any action. Thus, while the decisions regarding the Chief Executive Officer’s compensation are those of the Committee, they reflect the advice and input of the entire Board of Directors.

Elements of Compensation

During 2007 the Company again used four principal elements of compensation to achieve the foregoing objectives: (1) base (cash) salary; (2) annual cash incentive bonuses; (3) retention incentives in the form of grants of Restricted Stock Units (“RSUs”) pursuant to the Company’s Restricted Stock Unit Plan (“RSU Plan”); and (4) performance-based incentive grants (“Performance Awards”), denominated in shares of Company stock and payable in a combination of cash and shares, awarded pursuant to the Company’s 2005 Incentive Plan. The objective and subjective factors that determine the specific type and amount of each element of compensation are addressed in the discussion of each such element.

Cash Compensation — Salary and Annual Incentive Bonus

Annual cash salary constitutes the core cash portion of the compensation of every member of management, including the Named Executive Officers. Base salaries of executive officers, including the Named Executive Officers, are established as a percentage of targeted cash compensation for each officer. The percentages for 2007 ranged from 57.15% in the case of the Chief Executive Officer to approximately 72.5% in the case of other Named Executive Officers when established in early 2007. Total cash compensation for each executive officer (base salary plus annual cash incentive) for 2007 (as in prior years) was intended to be competitive with companies with which we compete for executive talent.

When the Committee initially met in early 2007 for the purposes of establishing compensation, it was the goal of the Committee to achieve total cash compensation for 2007 (as in prior years) for each executive officer, including the Named Executive Officers, that would place it at the median of compensation paid by comparable U.S. industrial companies. The Committee also made such adjustments to base salary (and therefore to total target cash compensation) as it deemed appropriate to reflect the past and anticipated performance of the individual executive officer and to achieve internal equity in compensation or to recognize a broadening of responsibilities.

Salaries of executive officers are customarily adjusted to become effective in April of each year. In February 2007, the Committee generally approved annual salary increases for Company managers averaging 3.5% (excluding increases granted in recognition of a substantial change in responsibilities). Each of the Named Executive Officers received an increase of 5%. In 2007 the Committee felt it was critical that the Named Executive Officers make the best long-term restructuring decisions across the Company, irrespective of how a decision impacted a specific region. The executives were awarded an increase above the average range to reflect the significant leadership role they played in identifying, developing and implementing actions to reduce the cost structure of the Company. In February 2008, the Committee again approved annual salary increases for Company managers, to become effective in April 2008, averaging 3.5% (excluding increases granted in recognition of a substantial change in responsibilities). Each of the Named Executive Officers received an increase of 3.5%. The Committee recognized the great effort made by the Named Executive Officers in 2007 to reduce the Company’s cost structure and the continuing need to focus on that goal, but nevertheless determined that their 2008 increases should be in line with the 3.5% average approved for all of management.

As described above, the Company also targets a certain percentage of each manager’s total annual cash compensation as incentive bonus. Although the final amount of the cash incentive bonus actually paid to a manager (including each of the Named Executive Officers) is determined by the Compensation Committee in its sole discretion (for these reasons, annual incentive bonus payments are not intended to be deductible under Section 162(m) of the Internal Revenue Code), it is generally based on Company, business unit, and individual performance during the previous year. For the 2007 incentive bonus (payable in early 2008 on the basis of 2007 performance) the Committee approved specific performance factors proposed by management at the beginning of the year as determining the cash bonus for managers in each operating unit. During 2007, as in prior years, such factors consisted of one or more of: operating income, net sales, and management of working capital, as well as specific individual performance criteria developed for each manager. Financial factors may be measured on a global, regional, and/or divisional level, depending on each manager’s level of responsibility.

A cash performance incentive sufficient to bring total cash compensation to the targeted level is paid only if the Committee determines that the performance levels that it considers appropriate for the particular fiscal year have been achieved. Lesser cash incentives will be paid if such performance levels are not achieved and larger incentives will be paid if performance exceeds such levels.

Target bonuses as a percentage of base salary during 2007 were set in early 2007 for each of the Named Executive Officers as follows: Joseph G. Morone, 75%; Michael C. Nahl, 44%; Daniel A. Halftermeyer, 38%, David B. Madden, 38% and Ralph M. Polumbo, 38%. In 2008 the Committee determined that the target bonus percentage established for Dr. Morone did not satisfy its newly adopted philosophy of compensating individuals based upon their individual importance to the Company in achieving its strategic objectives. The Committee concluded (after reviewing data from comparator companies and considering recent company progress towards achieving its long-term goals) that the target did not provide a sufficiently strong enough financial performance incentive. Consequently, in early 2008, the Committee increased Dr. Morone’s target bonus for 2007 to 125% of his base salary. The result of this change was to establish the bonus target, as a percentage of base salary, at a level above the median bonus target for CEOs at comparable companies.

In 2007, the performance measurement metrics established for Dr. Morone and Messrs. Nahl and Polumbo related to the Company’s Adjusted Operating Income and the Adjusted Net Sales from the Company’s Applied Technologies and Albany Door Systems business segments. These two metrics were weighted to account for 75% and 25%, respectively, of the executive’s target bonus. The performance goals established were an Adjusted Operating Income of $100.3 million and Adjusted Net Sales from the applicable businesses of $322 million.

For the purposes of the incentive, the Company’s Adjusted Operating Income was generally defined as the operating income as reported in the Company’s Consolidated Statement of Income adjusted:

(1) to exclude the effect of any adjustments to the Company’s financial statements required to reflect the effect of (a) discontinued operations, (b) newly effective accounting pronouncements, the effect of which were not incorporated into the Board approved operating plan, or (c) restructuring (as defined by GAAP);

(2) to exclude the effect of any Operating Income (or loss) attributable to any business operations acquired during 2007;

(3) to exclude the effect on Operating Income of any expenses related to equipment relocations related to plant closings or the consolidation of manufacturing capacities;

(4) to exclude the effect on Operating Income of any expenses related to the implementation of SAP (a strategic initiative);

(5) to exclude the effect on Operating Income of any expenses incurred in connection with any terminations relating to a plant closing, consolidation, downsizing or other actions to reduce costs or streamline operations when the cost of such termination would not be considered restructuring costs as defined by GAAP; and

(6) to exclude the effect on Operating Income of any expenses incurred for consulting or professional fees in connection with any activities undertaken by management at the direction of the Board of Directors to investigate or pursue any strategic acquisitions, combinations, joint ventures or divestitures, regardless of whether such efforts result in the completion of such acquisition, combination, joint venture or divestiture in 2007.

Similarly, the net sales from the two applicable business segments were adjusted to exclude (1) the effect on the net sales of such businesses of any adjustments to the Company’s consolidated financial statements required to reflect the effect of any discontinued operations and (2) any sales attributable to any business operations acquired during 2007.

For Messrs. Madden and Halftermeyer, a different single performance measurement metric was established, to reflect their differing scopes of responsibility. That performance metric was the 2007 Adjusted Global PMC Operating Income which was defined as the operating income attributable to the PMC and Process Belts businesses for 2007 reduced by an amount equal to ten percent (10%) of the aggregate sum of “Accounts Receivable, net” and “Inventories” (both attributable to only those segments listed) and further adjusted:

(1) to exclude the effect of any adjustments to the Company’s financial statements required to reflect the effect of (a) discontinued operations, (b) newly effective accounting pronouncements, the effect of which were not incorporated into the Board approved operating plan or (c) restructuring (as defined by GAAP);

(2) to exclude the effect of any Operating Income (or loss), any Accounts Receivable and any Inventories attributable to any business operations acquired during 2007;

(3) to exclude the effect on Operating Income of any expenses related to equipment relocations related to plant closings or the consolidation of manufacturing capacities;

(4) to exclude the effect on Operating Income of any expenses incurred in connection with any terminations relating to a plant closing, consolidation, downsizing or other action to reduce costs or streamline operations when the cost of such termination would not be considered restructuring costs as defined by GAAP; and

(5) to exclude the effect on Operating Income of any expenses incurred for consulting or professional fees in connection with any activities undertaken by management at the direction of the Board of Directors to investigate or pursue any strategic acquisitions, combinations, joint ventures or divestitures, regardless of whether such efforts result in the completion of such acquisition, combination, joint venture or divestiture in 2007.

The performance goal established was a 2007 Adjusted Global PMC Operating Income of $102.5 million.

Following the close of 2007, the Committee reviewed Company performance with respect to the performance metrics it had identified and determined that the Company’s Adjusted Operating Income for 2007 was $90.875 million, that the Adjusted Net Sales from the Applied Technologies and Albany Door Systems segments were $307.3 million, and that 2007 Adjusted Global PMC Operating Income was $94.9 million.

Applying the previously identified performance factors to actual 2007 results yielded annual bonus payouts to the five Named Executive Officers ranging from 71.8% to 85% of target. Nevertheless, the Committee determined it would exercise its discretion to increase the bonuses payable to Dr. Morone and Messrs. Nahl and Polumbo by an amount generally comparable in value to the amount by which such officer’s 2007 Performance Award payout was adversely affected by a currency conversion rate error inadvertently included in his Performance Award agreement, which is more fully explained below. Consequently, the Named Executive Officers were awarded an annual cash incentive equal to the percentage of their target as follows: Joseph G. Morone, 97.5%; Michael C. Nahl, 107.9%; Ralph Polumbo 106.1%; David Madden 71.8% and Daniel Halftermeyer 71.8%.

Performance Awards

Since the adoption of the Company’s 2005 Incentive Plan was approved by shareholders in early 2005, grants of Performance Awards have been made to the members of the senior management team, including the Named Executive Officers.

Awards to Named Executive Officers in 2007 (as well as 2005, 2006 and 2008) consisted of a target amount of shares of the Company’s Class A Common Stock. Each award entitled the recipient to be credited with a number of shares equal to from 0% to 200% of such target amount, based upon the extent to which he or she attained certain performance goals during 2007. Once credited, awards are to be paid out as follows: (1) 25% in early 2008, in cash, (2) 50% in early 2009, half in cash and half in shares, and (3) the remaining 25% in early 2010, half in cash and half in shares. The awards are in cash and stock to facilitate the executives meeting any tax obligations from these payments. The target share amounts for the Named Executive Officers granted awards were: Joseph G. Morone, 42,000 shares; Michael C. Nahl, 14,000 shares; Ralph Polumbo, 9,000 shares; Daniel Halftermeyer, 9,000 shares; and David Madden, 9,000 shares. The components of the performance measurement metrics for the Named Executive Officers were identical to the components of the performance measurement metrics established for the 2007 cash incentive bonus award. That is, the Company’s Adjusted Operating Income and the Adjusted Net Sales from the Company’s Applied Technologies and Albany Door Systems business segments for Dr. Morone and Messrs. Nahl and Polumbo weighted 75% and 25%, respectively and 2007 Adjusted Global PMC Operating Income for Messrs. Madden and Halftermeyer. The performance goals were also the same, except that the award agreements provided to Dr. Morone and Messrs. Nahl and Polumbo provided that for the purposes of calculating Adjusted Net Sales, net sales that were denominated in currencies other than US dollars would be converted to US dollars in the same manner, and at the same exchange rates, as such sales were so converted by the Company for purposes of preparing its 2006 consolidated financial statements. However, since the performance targets were established in reference to the Company’s 2007 operating plan, the correct currency conversion rates should have been the conversion rates used for the purposes of the 2007 financial statements, as was the case for Adjusted Operating Income measurement metric, and the Adjusted Net Sales measurement metric used for the 2007 annual incentive bonus. This discrepancy was not noted until after Mach 31, 2007 at a time when an amendment to the award agreement would eliminate the Company’s ability to preserve the deductibility of any payments made to the executives under section 162(m) of the Internal Revenue Code. For that reason, no changes were made to the award agreement. The effect of the error was to reduce the overall performance measurement metric percentage achieved by these three executives, from 85% to 74.2%. To remedy for this oversight, the Committee increased the discretionary bonus awarded Dr. Morone and Messrs. Nahl and Polumbo under the annual cash incentive bonus plan.

In determining the size of the 2007 performance awards, the Committee’s primary intention, consistent with its prior philosophy, was to award performance incentives at a level that would be consistent with competitive best-practices at comparable companies and of sufficient size to motivate performance and encourage retention. Assuming attainment of 100% of the applicable performance goals, the awards had a value (based on a stock price of approximately $32 per share at the time of the analysis) of from $1.344 million in the case of Dr. Morone to $288,000 in the case of Messrs. Polumbo, Madden and Halftermeyer. These values also represented an amount of approximately 111% (in the case of Dr. Morone, and based upon the target annual cash incentive established for him at that time — see page 16) to approximately 72% (in the case of Mr. Polumbo) of the recipient’s total target 2007 cash compensation.

In determining the appropriateness of the performance parameters generally, as well as the specific performance targets for the 2007 Performance Awards, the Committee also considered (1) the alignment between the performance goals and the Company’s business objectives, (2) the advice of Watson Wyatt as to the total value of the awards, as well as the ideal frequency of various award outcomes, and (3) the sizes of the Performance Awards actually earned during 2005, 2006 and 2007. (In general, the Committee seeks to establish target criteria that would result in a 50% probability of a 100% payout.) In setting specific targets, the Committee reviews historical data on the extent to which the Company has achieved 100% of operating plan targets in previous years. The Committee also structured the awards with objective, non-discretionary performance criteria intended to make them deductible under Section 162(m) of the Internal Revenue Code.

All awards granted to date, once earned, continue to be denominated in shares of Class A Common Stock until they are paid out over a period of three years from the date of initial grant, such that the value of the award is still linked to the value of the Company’s Class A Common Stock during the distribution period. This aligns the executive’s interest with the shareholders.

Restricted Stock Units

The Committee has determined that the expense of stock option grants is not commensurate with the value ascribed to them by their recipients. Therefore since 2003 the company has made RSU grants. At the time of adoption of the RSU Plan, the Committee reported that it regarded the RSU Plan as an alternative to the Company’s stock option plans, and that it did not expect that it would grant both RSUs and stock options to employees as a normal practice. This continues to be the Committee’s sentiment. The material terms applicable to RSU grants, including the manner of vesting, pricing and payout, are set forth on page 32, under “Description of Equity Awards”.

RSU grants have to date functioned primarily as retention incentives. The range of the number of RSUs awarded to any single executive has typically been determined primarily on the basis of salary and grade level, years of service and internal equity. Consistent with the objective of executive retention, in granting awards to executive officers (including, any Named Executive Officers) the Committee has typically considered the value to the Company of the retention of the employee, and the extent to which the number and remaining term of stock options and RSUs already granted are a sufficient retention incentive given the specific situation of such employee.

Since the adoption of the 2005 Incentive Plan members of the senior management team generally have not received RSUs, but Performance Awards instead. None of the Named Executive Officers received RSU grants during 2007. However, in early 2008 the Committee determined that it was desirable to implement a special executive retention incentive by awarding RSUs to the Named Executive Officers, and other key members of the senior management team, in order to ensure their retention as the Company implemented certain near-term (i.e., three to five years) strategic initiatives. This one-time award of time-based RSUs temporarily increases the compensation of the key members of the senior management team for a period of three to five years. When this award is included and based upon the number of restricted units awarded, each recipient could, depending on the achievement of the goals tied to the performance incentives in their compensation, attain on average, overall annual compensation equivalent to executives in similar positions in the top quartile of the comparator companies, if above-average performance is reflected in the share price of the Company’s common stock. It is the Committees’ determination that achievement of these strategic goals strengthens the Company’s competitiveness for the future and represents top quartile performance for the company. Because the objective of the Committee was retention and the Committee already had a performance based plan in place, it chose to implement this RSU retention plan. Moreover, the vesting schedule was specifically designed to incent the award recipients to remain with the Company through the near-term. Mr. Morone was awarded 100,000 RSUs, Mr. Nahl was award 32,000 units and Messrs. Polumbo, Madden and Halftermeyer were each awarded 27,000 units. In each case, the award vests 25% in March 2011; 25% in September 2011; 25% in March 2012; and 25% in September 2012, provided the recipient has not voluntarily left the Company at the time of vesting. The award is forfeited if the executive voluntarily retires before December 31, 2010.

Other Plans and Programs

In addition to these four principal elements of compensation, the Company maintains a tax-qualified 401(k) defined contribution plan in which all salaried and hourly U.S. employees are generally eligible to participate. Under the 401(k) plan, a participant is entitled to contribute up to 10% of his or her pre-tax income and up to 15% after tax; the Company will match (in shares of the Company’s Class A Common Stock) contributions made by the employee under the Plan, up to a maximum of 5% of the employee’s pre-tax income. The Company also maintains a profit-sharing plan for all salaried U.S. employees. Under the profit-sharing plan, which was adopted to partially offset reductions in benefits under the Company’s tax-qualified U.S. defined benefit (i.e., pension) plan, the employees can receive an amount generally determined using the same formula used to determine annual cash bonuses for top-management executives employed in the U.S. The actual amount is determined by the Compensation Committee in its sole discretion, and typically amounts to between 1% and 2.5% of each participant’s annual salary. Profit-sharing payments are generally made in the form of Class A Common Stock to the accounts of participants in the 401(k) plan. Contributions to Named Executive Officers participating in the 401(k) during 2007 (both matching and profit sharing) are included in the “Summary Compensation Table” on page 24, and detailed in the notes following the table.

The Company also maintains a tax-qualified defined benefit plan (i.e., a pension plan) in which all salaried and hourly U.S. employees (including any Named Executive Officers who are U.S. employees) who began their employment before October 1, 1998 participate. The Company also maintains a related supplemental executive retirement plan. (See narrative discussion following the “PENSION BENEFITS” table on page 33) . Named Executive Officers who are U.S. employees and who were so employed before such date accrue retirement benefits under these plans in accordance with its terms. New retirement benefits “earned” by any Named Executive Officer under such plans during 2007 are reported in the “Summary Compensation Table” on page 24, and the present value of the benefits accumulated for any Named Executive Officer are reported in the “PENSION BENEFITS” table on page 33.

Finally, employees located outside of the United States may enjoy benefits under local government-mandated social plans, as well as supplementary pension or retirement plans sponsored by a local affiliate of the Company. Mr. Halftermeyer is the only Named Executive Officer employed outside of the United States. As a French citizen who serves as an employee of a Swiss subsidiary of the Company while on an international assignment, he accrues benefits under both a private pension plan maintained by the Swiss subsidiary as a requirement under Swiss law, and as an expatriate under a French government-sponsored social scheme. The Company pays both the employer and employee contributions to the French government-sponsored social scheme in order to maintain Mr. Halftermeyer’s participation during his expatriation. The amounts paid by the Company toward both plans during 2007 are reported in the “Summary Compensation Table” on page 24, and the present value of the benefits accumulated under the Swiss private pension plan are reported in the “PENSION BENEFITS” table on page 33.

Although entitlements or account balances under the Company’s pension plan or 401(k) plan may be construed as “long-term” compensation, the amounts to which executives are entitled under these plans are dictated by the terms of the plans themselves. As these are tax-qualified, nondiscriminatory plans, such terms apply equally to all eligible employees of the Company. While the Committee is made aware of the accrued value of these entitlements when making determinations regarding executive compensation for senior executives (including the Named Executive Officers), an executive’s benefits under these plans generally have no direct bearing on the determination of new grants under the 2005 Incentive Plan. The Committee believes that the accumulation of wealth under these plans should have no impact on its objective of compensating individuals based upon their individual importance to the Company in achieving strategic objectives.

Timing of Awards and Grants

Annual incentive cash bonuses have always been determined by the Compensation Committee during the Committee’s meeting first following the most recently completed fiscal year, assuming that all data relevant to the bonus formula are available. This meeting is typically held in early or mid-February. Salary increases (typically to be effective in April) are also approved at this time. This is also the time when a special Performance Committee of the Board (intended to ensure the deductibility of these awards under Section 162(m) of the Internal Revenue Code) approves new grants of Performance Awards under the 2005 Incentive Plan to the Named Executive Officers and other members of the senior management team. Grants of time-based RSUs under the RSU Plan have been made annually at the Committee meeting held during the fourth quarter (typically in early or mid-November). Interim grants may be approved by the Committee to specific individuals at other times during the year or at the time of a new hiring or promotion.

The Effect of Prior or Accumulated Compensation

The Company does not believe that the compensation paid to its executives, including the Named Executive Officers, or any individual element of that compensation, is lavish or extraordinary. At the end of 2005, 2006 and 2007, the Compensation Committee reviewed “tally sheets” for each member of the senior management team. These sheets summarize cash and noncash compensation paid in recent years as well as the accumulated value of stock options, RSUs and Performance Awards, and pension benefits. The Committee considers this information before approving new Performance Awards, salary increases, or final annual cash incentive bonuses for the prior year. The Committee views such “realizable” future compensation as having been truly earned by the employee on the basis of previous employment and performance, or simply pursuant to the same terms (in the case of accrued pension and 401(k) benefits) as “realizable” future benefits earned by the Company’s other eligible employees. As a result, such “realizable” future compensation has generally had little, if any, bearing on the amount or timing of new compensation approved or awarded.

The Impact of Accounting or Tax Considerations

While accounting or tax treatments typically have little direct impact on the compensation decisions of the Committee, if given the choice between two comparable forms of compensation, the Committee has in the past favored the form with the lower tax cost (to the employee and/or the Company), more favorable accounting treatment, or more favorable impact on the Company’s borrowing cost pursuant to its primary revolving credit facility. In awarding long-term incentives in the form of Performance Awards under the 2005 Incentive Plan, as well as the manner in which such awards are approved, the Committee has acted to ensure the preservation of the deductibility of the expenses associated with this form of compensation under Section 162(m) of the Internal Revenue Code. The Committee’s decision to award the special retention incentive in the form of restricted stock enables the company to accrue the incentive proportionately over the entire period when such awards vests, which was the short-term period when executive retention was deemed critical to the achievement of near-term strategic goals.

Equity Ownership Requirements or Guidelines

Prior to 2008 the Company had no requirements or guidelines relating to ownership of Company common stock by Named Executive Officers or others. However, in early 2008 the Company’s Board of Directors adopted stock ownership guidelines for the Company’s CEO (and Directors). Those guidelines provide that the CEO is expected to own and hold shares of the Company’s Common Stock (Class A or Class B) equal in value to three (3) times his or her current base salary. There is no deadline by which such target should be attained, but at any time that the value of the CEO’s holdings is less than the applicable target, he or she will be expected to retain, in addition to all shares already owned, (1) all shares acquired upon the exercise of any stock options (net of shares used, if any, to satisfy the exercise price, taxes and commissions), and (2) all shares received upon a distribution of shares pursuant to the terms of any performance award.

As for other executive officers, including the Named Executive Officers other than the CEO, the Committee believes that that adoption of share ownership guidelines is unwarranted. While the Committee acknowledges that such requirements are sometimes perceived as creating greater alignment of executive and shareholder interests, it also believes that, in the case of many public companies (including the Company), substantial alignment already exists. A Company executive officer, with a significant portion of his or her net worth in the form of unexercised stock options, unvested RSUs and/or undistributed Performance Awards (all of which are denominated in shares), and Company common stock contributions to his or her 401(k) account is likely to be more exposed to a decline in stock price than the institutional shareholder with even the biggest holdings. The personal financial well-being of each of the Company’s executive officers is therefore already acutely dependent on the continued financial well-being of the Company.

Benchmarking and Use of Consultant

The Committee’s compensation consultant, Watson Wyatt, provides benchmarking and comparative compensation analysis annually. The findings and recommendations formed part of the input for the ongoing design of the executive compensation of the Company.

For 2007 specifically, Watson Wyatt reported that the base salaries of the Company’s Named Executive Officers, including the CEO, were in line with median competitive market practice, but that overall, total direct compensation (total cash plus long term incentive) positioned the group between the market’s 25th percentile and the median practice. Watson Wyatt further reported that Dr. Morone’s target annual incentive was below the market’s 25th percentile and that his target long-term incentive was below the median practices of comparable companies, resulting in his total direct compensation being at the 25th percentile of the market. Watson Wyatt recommended increasing the target annual incentives for all of the Named Executive Officers and increasing the performance incentive targets for the CEO and CFO only. The Committee’s response to this input was to increase only the CEO’s annual incentive target and then only (initially) to the low end of the range recommended by Watson Wyatt. But as set forth above, the CEO’s annual incentive target was then again raised after the conclusion of 2007 to 125% of base salary; no changes were made to long-term performance incentive targets.

In arriving at the conclusions in their various reports, Watson Wyatt benchmarked individual compensation against: (a) either the Company’s proxy “peer” group (i.e., the companies in the Dow Jones U.S. Paper Index, in each case as described in the stock performance chart set forth in the Company’s proxy statement or Form 10-K for the relevant fiscal year, to the extent such data was available) or, beginning in 2007, the peer group of 15 publicly traded U.S. companies (identified below) in the same or related industries with comparable revenues, employees, and international operations; and (b) a broader sample of compensation data from a larger number of companies with comparable annual revenues and/or operating in comparable manufacturing industries. The data were drawn from a number of published survey sources containing data for the most recent annual period for which data were available, including the Watson Wyatt Top Management Survey, the Mercer Executive Compensation Survey, and the Private Executive Compensation Survey. In addition, where available and appropriate, Watson Wyatt also benchmarked compensation for each executive against data for executives in charge of business units of comparable revenues.

The peer group of comparable publicly traded U.S. companies consisted of the following:

Aptargroup, Inc.	Actuant Corp.	Barnes Group, Inc.
Buckeye Technology	Cheasapeake Corp.	Clarcor, Inc.
Crane Co.	Idex Corp.	Nordson Corp.
Enpro Industries, Inc.	Pall Corp.	Paxar Corp.
Schweitzer-Mauduit International, Inc.	Watts Water Technologies, Inc.	Xerium Technologies, Inc.

Watson Wyatt provided similar analytical services for the Committee in connection with its consideration and adoption of the special executive retention incentive implemented in the first quarter of 2008. Because of the broad scope of the responsibilities in the positions of Senior Vice President — Human Resources and the significant role of the Vice President — Corporate Research & Development in achieving the Company’s strategy, Watson Wyatt enlarged the peer group for these positions to identify better comparables. Accordingly, Watson Wyatt expanded the group of comparators for these positions to include companies with similar positions. With regard to the position of Senior Vice President — Human Resources, the additional companies were Astec Industries, Inc., Enersys, Inc., Gardner Denver, Inc. and Wausau Paper Corp.

Representatives of Watson Wyatt are encouraged by the Committee Chairman to communicate directly with members of management as needed, particularly the Company’s CEO and Senior Vice President — Human Resources. Nevertheless, Watson Wyatt was retained by, instructed by, served for and reported to the Compensation Committee, and its main point of contact throughout 2007 remained the Chairman of the Committee. Notwithstanding the use of Watson Wyatt, the Committee is ultimately responsible for all compensation matters.

Except for the services for which it is retained by the Committee, Watson Wyatt provides no other services to the Company.

The Role of Executive Officers in the Compensation Process

The Committee’s Charter indicates that input from management is both expected and in some instances required in connection with the Committee’s exercise of its responsibilities. The Charter in particular provides that:

      The Committee reviews and approves goals and objectives relevant to the determination of compensation for the senior executive officers other than the Company’s Chief Executive Officer. The Committee also reviews the Chief Executive Officer’s evaluation of the performance of such other senior executive officers in light of those goals and objectives and approves the Chief Executive Officer’s recommendation for the compensation of such senior executive officers, taking such evaluations into account;

      Any Committee recommendations to the Board to modify or terminate existing U.S. benefit plans, or to establish new plans, may be based on recommendations from Company management; and

      Committee recommendations to the Board regarding designation of trustees for U.S. benefit plans are based on management recommendations.

In addition, the Committee has traditionally been responsible for reviewing and approving salary ranges for senior management, and any changes in such ranges or in the Company’s salary structure. Such ranges and changes to such ranges are typically proposed by the Company’s Senior Vice President — Human Resources, working with the Chief Executive Officer.

Consistent with the Committee’s Charter, Company management has in fact made recommendations to the Committee from time to time regarding modifications to benefit plans, as well as adoption of new benefit plans.

In practice, certain members of the senior management team (specifically, the Chief Executive Officer, Chief Financial Officer, and Senior Vice President — Human Resources), make initial proposals to the Committee regarding the following annual compensation events: (1) the amount by which the total budget for management salaries in the aggregate will increase during the next fiscal year; (2) specific salary increases for each of the senior executive officers, excluding the Chief Executive Officer; (3) proposed aggregate annual management cash incentive bonus payments, as well as specific bonus payments proposed for each of the senior executive officers, excluding the Chief Executive Officer; (4) proposed annual management cash incentive bonus targets; (5) proposed RSU awards for each award recipient; and (6) proposed grants of performance-based incentive awards to the senior management team members, excluding the Chief Executive Officer. In addition, the senior management team may, under some circumstances, recommend discrete, special incentives intended to motivate performance or enhance retention in response to market conditions, competitive demands or relative to the implementation of specific strategic initiatives. This was the case with the special executive retention incentive described below which was implemented by the Company in the first quarter of 2008 (see page 19).

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation during 2007 of the Named Executive Officers.

Name and Principal Position	Year	Salary		Bonus[1]		Stock Awards[2] ($)	Option Awards[3] ($)	Nonequity Incentive Plan Compen- sation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings[4] ($)	All Other Compen- sation ($)		Total ($)

Joseph G. Morone, President and Chief	2006	$645,150		$69,111	[5]	$567,268	—	$139,150	[6]	$0	$9,610	[7]	$1,430,289
Executive Officer	2007	684,825		108,103		1,094,075	—	739,675	[8]	0	10,856	[9]	2,637,534

Michael C. Nahl, Executive Vice President and Chief Financial	2006	456,750		23,037	[5]	302,070	169,625	86,570	[10]	255,000	22,960	[11]	1,316,012
Officer	2007	479,325		48,952		456,998	169,625	184,775	[12]	188,000	30,707	[13]	1,219,557

Daniel A. Halftermeyer, Group Vice President	2006	323,272	[14]	14,810	[5]	188,521	82,000	49,676	[15]	0	308,043	[14,16]	966,322	[14,16]
	2007	355,174	[17]	0		220,167	36,332	90,200	[18]	0	253,229	[17,19]	955,102	[17]

David B. Madden, Group Vice President	2006	283,449		11,519	[5]	76,234	30,825	51,876	[20]	25,000	54,048	[21,28]	532,951
	2007	327,038		0		201,911	13,625	93,575	[22]	39,000	131,329	[23]	806,478

Ralph M. Polumbo, Senior Vice President —	2006	206,325		9,873	[5]	65,626	—	30,086	[24]	0	51,621	[25]	363,531
Human Resources	2007	285,425		23,164		217,603	—	96,675	[26]	0	27,539	[27]	650,406

(1)	The figure provided for 2006 reflects bonus earned during 2006 for performance during 2006 that was paid during 2007; the 2007 figure reflects the bonus earned during 2007 for performance during 2007 that was paid during 2008.

(2)	The figure provided for 2006 reflects the compensation cost, in dollars, recognized in the Company’s 2006 financial statements of (a) awards during 2006 and 2005 of performance-based incentive awards under the Albany International Corp. 2005 Incentive Plan (the “2005 Incentive Plan”) and (b) awards under the Company’s Restricted Stock Unit (“RSU”) Plan. The figure provided for 2007 reflects the compensation cost, in dollars, recognized in the Company’s 2007 financial statements of (a) awards during 2007, 2006 and 2005 of performance-based incentive awards under the 2005 Incentive Plan and (b) awards under the Company’s Restricted Stock Unit (“RSU”) Plan. In both cases the total presented is the aggregate of the amounts recognized by the Company as compensation cost for each such award in the applicable financial statements in accordance with FAS 123. Reference is made to Note 15 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for a discussion of the assumptions made in such valuations. See “GRANTS OF PLAN-BASED AWARDS” on page 28 and “OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END” on page 30 for a discussion of the material terms of these awards.

(3)	The figure provided for 2006 represents the compensation cost, in dollars, recognized in the Company’s 2006 financial statements of option awards granted in 2002 and prior years. The figure provided for 2007 represents the compensation cost, in dollars, recognized in the Company’s 2007 financial statements of option awards granted in 2002 and prior years. In both cases the amount presented is the aggregate of the amounts recognized by the Company as compensation cost for each such award in the applicable financial statements in accordance with FAS 123. Reference is made to Note 15 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for a discussion of the assumptions made in such valuations. See “OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END” on page 30 for a discussion of the material terms of these awards.

(4)	The figure provided for 2006 represents the aggregate change in the actuarial present value of the Named Executive Officer’s accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from the pension plan measurement date used for financial statement reporting purposes with respect to the Company’s 2005 financial statements to the pension plan measurement date used for financial statement reporting purposes with respect to the Company’s 2006 financial statements. The figure provided for 2007 represents the aggregate change in said actuarial present value from the pension plan measurement date used for financial statement reporting purposes with respect to the Company’s 2006 financial statements to the pension plan measurement date used for financial statement reporting purposes with respect to the Company’s 2007 financial statements. There were no above-market or preferential earnings during 2006 or 2007 for any of the named executive officers under any deferred compensation plans. (See the “PENSION BENEFITS” table on page 33 and the notes following the table for a discussion of the assumptions used to calculate these amounts.)

(5)	Additional discretionary annual cash bonus under the Company’s annual cash incentive bonus program.

(6)	Includes (a) profit-sharing of $2,200 under the Company’s U.S. profit-sharing plan, and (b) the portion of his annual cash incentive bonus ($136,950) under the Company’s annual cash incentive bonus program that is not formula-based, in each case earned during 2006 and paid during 2007.

(7)	Includes (a) Company-matching contributions of $6,600 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, and (b) a premium of $3,010 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer.

(8)	Includes (a) profit-sharing of $3,375 under the Company’s U.S. profit-sharing plan, and (b) the portion of his annual cash incentive bonus ($736,300) under the Company’s annual cash incentive bonus program that is not formula-based, in each case earned during 2007 and paid during 2008.

(9)	Includes (a) Company-matching contributions of $6,600 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, and (b) a premium of $4,256 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer.

(10)	Includes (a) profit-sharing of $2,200 under the Company’s U.S. profit-sharing plan, and (b) the portion of his annual cash incentive bonus ($84,370) under the Company’s annual cash incentive bonus program that is not formula-based, in each case earned during 2006 and paid during 2007.

(11)	Includes (a) Company-matching contributions of $12,896 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, (b) a premium of $2,107 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer, and (c) perquisites of $7,957, valued on the basis of the aggregate incremental cost to the Company, consisting solely of country club dues.

(12)	Includes (a) profit-sharing of $3,375 under the Company’s U.S. profit-sharing plan, and (b) the portion of his annual cash incentive bonus ($181,400) under the Company’s annual cash incentive bonus program that is not formula-based, in each case earned during 2007 and paid during 2008.

(13)	Includes (a) Company-matching contributions of $14,267 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, (b) a premium of $8,910 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer, and (c) perquisites of $7,530, valued on the basis of the aggregate incremental cost to the Company, consisting solely of country club dues.

(14)	Represents either the amount paid in euros, translated into U.S. dollars at the rate of 1.2557 dollars per euro, or the amount paid in Swiss francs, translated into U.S. Dollars at the rate of 0.7975 per Swiss francs, which are the rates used by the Company in its 2006 Consolidated Statements of Income and Retained Earnings.

(15)	Represents the portion of his annual cash incentive bonus under the Company’s annual cash incentive bonus program that is not formula-based, which was earned during 2006 and paid during 2007.

(16)	Includes (a) relocation expenses of $58,404, (b) a premium of $11,180 paid by the Company with respect to maintenance of private Swiss health insurance coverage, (c) contributions of $85,575 to maintain the named executive officer in French social programs, including state pension schemes, during his expatriation (of which approximately $29,409 was the officer’s employee contribution paid by the Company), (d) expenses related to the named executive officer’s international assignment of $150,194, consisting of housing ($62,877), tuition ($62,914) and tax adjustments ($24,403), and (e) perquisites of $2,690, valued on the basis of the aggregate incremental cost to the Company, consisting of country club dues.

(17)	Represents either the amount paid in euros, translated into U.S. dollars at the rate of 1.3722 dollars per euro, or the amount paid in Swiss francs, translated into U.S. dollars at the rate of .8340 dollars per Swiss franc, which are the rates used by the Company in its 2007 Consolidated Statements of Income and Retained Earnings.

(18)	Represents the portion of his annual cash incentive bonus under the Company’s annual cash incentive bonus program that is not formula-based, which was earned during 2007 and paid during 2008.

(19)	Includes (a) a premium of $11,992 paid by the Company with respect to maintenance of private Swiss health insurance coverage, (b) contributions of $97,131 to maintain the named executive officer in French social programs, including state pension schemes, during his expatriation (of which approximately $32,529 was the officer’s employee contribution paid by the Company), (c) expenses related to the named executive officer’s international assignment of $141,296, consisting of housing ($65,052), tuition ($44,368) and tax adjustments ($31,876), and (d) perquisites of $2,810, valued on the basis of the aggregate incremental cost to the Company, consisting of country club dues.

(20)	Includes (a) profit-sharing of $2,200 under the Company’s U.S. profit-sharing plan, and (b) the portion of his annual cash incentive bonus ($49,676) under the Company’s annual cash incentive bonus program that is not formula-based, in each case earned during 2006 and paid during 2007.

(21)	Includes (a) Company-matching contributions of $9,809 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, (b) a premium of $1,530 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer and (c) expenses related to the named executive officer’s international assignment of $42,709 consisting of tax equalization ($856), currency fluctuation adjustments ($13,523) and an international premium equal to 10% of his base salary ($28,239).

(22)	Includes (a) profit-sharing of $3,375 under the Company’s U.S. profit-sharing plan, and (b) the portion of his annual cash incentive bonus ($90,200) under the Company’s annual cash incentive bonus program that is not formula-based, in each case earned during 2007 and paid during 2008.

(23)	Includes (a) Company-matching contributions of $11,116 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, (b) a premium of $2,032 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer, and (c) expenses related to the named executive officer’s international assignment of $118,181 consisting of currency fluctuation adjustments ($6,010), an international premium equal to 10% of his base salary ($32,685), housing ($74,465) and family travel ($5,021). In consideration of the increased travel needs of the officer and his family due to the international assignment, the Company reimburses the officer for any reasonable travel and travel-related costs incurred as a consequence of the international assignment.

(24)	Includes (a) profit-sharing of $550 under the Company’s U.S. profit-sharing plan, and (b) the portion of his annual cash incentive bonus ($32,536) under the Company’s annual cash incentive bonus program that is not formula-based, in each case earned during 2006 and paid during 2007.

(25)	Includes (a) relocation expenses of $50,507 and (b) a premium of $1,114 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer.

(26)	Includes (a) profit-sharing of $3,375 under the Company’s U.S. profit-sharing plan, and (b) the portion of his annual cash incentive bonus ($93,300) under the Company’s annual cash incentive bonus program that is not formula-based, in each case earned during 2007 and paid during 2008.

(27)	Includes (a) Company-matching contributions of $13,786 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, (b) a premium of $3,253 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer, and (c) perquisites of $10,500, valued on the basis of the aggregate incremental cost to the Company, consisting of financial advisor consulting fees.

(28)	Includes amounts paid in Yuan Renminbi, (RMB), translated into U.S. dollars at the rate of .1316 dollars per RMB, which is the rate used by the Company in its 2007 Consolidated Statement of Income and Retained Earnings.

Employment Contracts — Named Executive Officers

Joseph G. Morone. The Company entered into an Employment Agreement with Joseph G. Morone on May 12, 2005. The Agreement provided that Dr. Morone would be hired initially as President, after which he would become President and Chief Executive Officer on January 1, 2006. Employment may be terminated by Dr. Morone or the Company at any time. (The Agreement provided for an initial base salary at the rate of $600,000 per year, subject to adjustment from time to time in the same manner as for other executive officers (which are customarily adjusted in April of each year). In February 2007, the Company’s Board of Directors increased Dr. Morone’s base salary to $693,000, effective April 2007; in February 2008 the Board increased his base salary to $717,000, effective April 2008. The Agreement also provides that Dr. Morone is eligible to participate in any annual cash incentive bonus program. The Agreement also provided for the award of 30,000 stock units pursuant to the Company’s RSU Plan (see “OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END” table on page 30 and the narrative discussion following the table for a discussion of the material terms of this award). The Agreement entitles Dr. Morone to four weeks vacation with pay, or such greater amount as the Company’s vacation policy applicable to executive officers provides. The Agreement otherwise entitles Dr. Morone to participate in the Company’s employee benefit plans, policies, and arrangements applicable to executive officers generally (including, without limitation, relocation, 401(k), health care, vision, life insurance, and disability); in each case, as the same may exist from time to time, as well as such perquisites as may from time to time be made generally available to senior executives of the Company, including a subsidy for country club membership and financial planning assistance from a third-party consultant. The Agreement includes a severance provision which is more fully described on page 35 under “Potential Payments upon Termination or Change of Control”.

There are no other employment, severance or similar agreements with any of the Named Executive Officers.

GRANTS OF PLAN-BASED AWARDS

	Estimated Future Payouts Under Nonequity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards[1] ($)

Joseph G. Morone	2/16/07	—	—	—	10,500	42,000	84,000	—	—	—	$1,466,640

Michael C. Nahl	2/16/07	—	—	—	2,500	14,000	28,000	—	—	—	$488,880

David B. Madden	2/16/07	—	—	—	2250	9,000	18,000	—	—	—	$314,280

Daniel A. Halftermeyer	2/16/07	—	—	—	2,250	9,000	18,000	—	—	—	$314,280

Ralph M. Polumbo	2/16/07	—	—	—	2250	9,000	18,000	—	—	—	$314,280

(1)	Computed in accordance with FAS 123R by multiplying the target number of shares by the closing market price of $34.92 on the grant date.

Awards to each of the Named Executive Officers during 2007 consisted of a target amount of shares of Class A Common Stock (reported above under “Estimated Future Payouts Under Equity Incentive Plan Awards — Target”). Each award entitled the Named Executive Officer to be credited with a number of shares equal to from 25% (for attaining performance at the threshold level) to 200% (for attaining performance at the maximum level) of such target amount, based upon the extent to which he attained certain performance goals during 2007. (After 2007, the extent to which performance goals were attained was determined, and the actual number of shares credited to the bonus account of each Named Executive Officer is set forth in this proxy statement in the table titled “OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END” on page 30. In each case, the number of shares actually earned was lower than the target amount, and the value was less than the grant date fair value, reported above.) The Award agreements relating to the foregoing Awards provide that a recipient whose employment terminated for any reason during 2007 would not be entitled to any portion of the foregoing Awards.

Once credited to the Named Executive Officer’s bonus account, awards are paid out as follows: (1) 25% on or about March 1, 2008, in cash, (2) 50% on or about March 1, 2009, half in cash and half in shares of Class A Common Stock; and (3) the remaining 25% on or about March 1, 2010, half in cash and half in shares of Class A Common Stock. The value of cash payments is determined on the basis of the average price of the Class A Common Stock during a calculation period preceding the payment date. The share balance in a bonus account is credited with dividends whenever dividends are paid on the Company’s common stock, by increasing the share balance by a number of shares equal in value to the cash dividends that would have been paid on an equivalent number of shares.

The performance condition at each of the threshold, target, and maximum levels for the awards reported above for the Named Executive Officers consisted of the Company attaining a specified level of performance measurement metrics described above (see page 16) during 2007. For Adjusted Operating Income, the threshold, target and maximum levels were $64.1 million, $100.3 million and $ 151.8 million, respectively. For Adjusted Net Sales from the Applied Technologies and Albany Door System business sections, the threshold, target and maximum levels were $276.9 million, $322.0 million and $351.4 million, respectively. And for the 2007 Adjusted Global PMC Operating Income performance metric, the threshold, target and maximum levels were established as $74.9 million, $102.5 million and $137.4 million, respectively. In setting these levels, the Compensation Committee sought to establish targets with a 50% likelihood of being met or exceeded. Likewise, the Committee intended that there be a rather high probability that threshold levels would be met, and a rather low probability that maximum levels would be met.

Following each such performance period, the Performance Committee of the Board of Directors determined to what extent the performance goals were achieved and a correlating amount was credited to the bonus accounts of the Named Executive Officers. For the 2007 awards, the amounts credited ranged from 71.8% to 74.2% of the target amounts.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value[1] of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Joseph G. Morone	—	—		—	—	—	31,164	[2]	$1,156,184	—	—
							11,628	[3]	431,399
	—	—		—	—	—	18,435	[4,5]	683,938	—	—

Michael C. Nahl	—	—		—	—	—	10,388	[2]	385,395	—	—
							3,876	[3]	143,800
	—	—		—	—	—	5,438	[6]	201,750	—	—
	—	—		—	—		1,563	[4,7]	57,987	—	—
	—	—		—	—		3,097	[4,8]	114,899	—	—
	25,000	0		—	15.0000	2/9/2013	—		—	—	—
	25,000	0		—	16.2500	5/28/2013	—		—	—	—
	25,000	0		—	18.7500	5/11/2014	—		—	—	—
	25,000	0		—	22.2500	5/18/2015	—		—	—	—
	25,000	0		—	22.2500	5/14/2016	—		—	—	—
	25,000	0		—	19.7500	4/15/2017	—		—	—	—
	0	250,000	[9]	—	25.5625	11/5/2017	—		—	—	—

David B. Madden	—	—		—	—	—	6,462	[2]	239.740	—	—
	—	—		—	—	—	1,661	[3]	61,623	—	—
	—	—		—	—	—	166	[4,7]	6,159	—	—
	—	—		—	—	—	333	[4,8]	12,354	—	—
		—					766	4, 10,	28,419	—	—
	1,000	0		—	19.3750	11/4/2018	—		—	—	—
	1,500	0		—	15.6875	11/9/2019	—		—	—	—
	1,200	0		—	10.5625	11/15/2020	—		—	—	—
	1,500	0		—	20.4500	11/6/2021	—		—	—	—
	1,500	0		—	20.6300	11/7/2022	—		—	—	—

Daniel A. Halftermeyer	—	—		—	—	—	6,642	[2]	239,740	—	—
	—	—		—	—	—	2,492	[3]	92,453	—	—
	—	—		—	—	—	1,028	[6]	38,139	—	—
	—	—		—	—	—	333	[4,7]	12,354	—	—
	—	—		—	—	—	661	[4,8]	24,523	—	—
	1,000	0		—	18.6250	5/14/2012	—		—	—	—
	1,000	0		—	16.2500	5/28/2013	—		—	—	—
	1,000	0		—	18.7500	5/11/2014	—		—	—	—

	1,500	0	—	22.2500	5/18/2015	—		—	—	—
	2,000	0	—	22.2500	5/14/2016	—		—	—	—
	2,000	0	—	19.7500	4/15/2017	—		—	—	—
	2,500	0	—	19.3750	11/4/2018	—		—	—	—
	4,000	0	—	15.6875	11/9/2019	—		—	—	—
	2,800	0	—	10.5625	11/15/2020	—		—	—	—
	4,000	0	—	20.4500	11/6/2021	—		—	—	—
	4,000	0	—	20.6300	11/7/2022	—		—	—	—

Ralph M. Polumbo						6,678	[2]	247,754
						1,938	[3]	71,900
						4,893	[4,11]	181,530

(1)	Based on closing market price on December 31, 2007 of $37.10.

(2)	Represents shares earned by the Named Executive Officer and credited to his bonus account with respect to a performance-based incentive award granted in 2007 and based on 2007 performance. (While such awards are not earned until January 1, 2008, the Company has determined to treat them as earned during 2007 and therefore outstanding at 2007 year-end solely for purposes of this disclosure.) These are the same awards reported in the “GRANTS OF PLAN-BASED AWARDS” table on page 28. None of the balance reported was vested as of December 31, 2007. As of January 1, 2008, 25% of the balance reported became vested, and is scheduled to be distributed, in cash, on or about March 1, 2008; 50% of the balance reported will vest on January 1, 2009, and is scheduled to be distributed, half in cash and half in stock, on or about March 1, 2009; the remaining 25% will vest on January 1, 2010, and is scheduled to be distributed, in cash, on or about March 1, 2010. See narrative discussion following this table for a description of the other material terms of these awards

(3)	Represents shares earned by the Named Executive Officer and credited to his bonus account with respect to a performance-based incentive award granted in 2006 and based on 2006 performance. None of the balance reported was vested as of December 31, 2006. As of January 1, 2008, 66-2/3% of the balance reported became vested, and is scheduled to be distributed, half in cash and half in stock, on or about March 1, 2008; the remainder 25% will vest on January 1, 2009, and is scheduled to be distributed, half in cash and half in stock, on or about March 1, 2009. See narrative discussion following this table for a description of the other material terms of these awards.

(4)	Restricted stock units (“RSUs”) granted under the Albany International Corp. 2003 Restricted Stock Unit Plan (the “RSU Plan”). See narrative discussion following this table for a description of the material terms of these awards.

(5)	One-third of the balance reported will vest and be payable on August 1 in each of 2008, 2009, and 2010.

(6)	Represents shares earned by the Named Executive Officer and credited to his bonus account with respect to a performance-based incentive award granted in 2005 and based on 2005 performance. None of the balance reported was vested as of December 31, 2006. The balance reported became vested on January 1, 2008, and is scheduled to be distributed, half in cash and half in stock, on or about March 1, 2008. See narrative discussion following this table for a description of the other material terms of these awards.

(7)	The balance reported will vest and be payable on November 13, 2008.

(8)	One-half of the balance reported will vest and be payable on November 11, 2008; the remainder will vest and be payable on November 11, 2009.

(9)	This option is not exercisable unless the market price of Class A Common Stock reaches $48 per share while Mr. Nahl is employed by the Company or a subsidiary. In the event of termination of Mr. Nahl’s employment before the target price has been achieved, the option terminates.

(10)	One-third of the balance reported will vest and be payable on November 11 in each of 2008, 2009, and 2010.

(11)	One-quarter of the balance reported will vest and be payable on April 1 in each of 2008, 2009, 2010 and 2011.

Description of Equity Awards

Equity awards referred to in the foregoing table include the following:

Stock Options. (The following summary applies to all options in the foregoing table, except for the unexercised, unexercisable option for 250,000 shares granted to Michael Nahl, the material terms of which are described in a note to the table.) All of the options in the foregoing table were granted under the 1988, 1992, or 1998 Stock Option Plans. Each option became exercisable as to 20% of the shares listed on each of the first five anniversaries of the date of grant, but only if the recipient was then employed by the Company or a subsidiary. In the event of termination of employment, the option terminates as to all shares as to which it is not then exercisable, except that, in the case of voluntary termination after age 62, death, disability or involuntary termination, the option becomes exercisable, immediately prior to such termination, as to one-half of the shares as to which it is not then exercisable. Because the last option grants were made in November 2002, all outstanding grants became completely exercisable in November 2007. The exercise price of each option is the fair market value of the Company’s Class A Common Stock on the date of grant.

Restricted Stock Units. Restricted Stock Units (“RSUs”) are granted under the Albany International Corp. 2003 Restricted Stock Unit Plan (the “RSU Plan”). Upon vesting, each RSU is paid in full in cash, in an amount equal to the average closing price of one share of the Company’s Class A Common Stock during a specified period preceding the vesting/payment date. No shares of Class A Common Stock are issued or issuable under the RSU Plan. There is no exercise price. In lieu of cash dividends, a holder of RSUs is credited with additional RSUs equal to the number of shares of Class A Common Stock having the same value on the dividend payment date as the aggregate dividends that would be payable on shares of Class A Common Stock equal in number to the RSUs held by such holder. (The crediting of such dividends is reflected in the above table.) Generally RSU awards vest (and are immediately paid in cash) as to 20% of the awarded units on each of the first five anniversaries of the date of grant, but only if the holder is then employed by the Company or a subsidiary. However, differing vesting schedules are permitted under the terms of the RSU Plan and have been used in special circumstances. In the event of termination of employment, all unvested RSUs terminate without payment, except that, in the case of voluntary termination after age 62, death, disability, or involuntary termination, one-half of all unvested RSUs automatically vest and are paid at termination.

Performance-based Incentive Awards. Awards in the foregoing table described as earned pursuant to performance-based incentive awards were granted under the Company’s 2005 Incentive Plan. A Named Executive Officer who voluntarily terminates employment prior to the payout of the full amount of his bonus account is not entitled to any payments after such termination, except that a Named Executive Officer who voluntarily terminates employment after January 1 of any year but prior to the payment of an amount due to be paid in that year will be entitled to such amount. A Named Executive Officer whose employment is terminated by the Company without “cause” during a year, or who voluntarily terminates employment in a year after attaining age 62, is entitled to 50% of any portion of his or her bonus account not already paid, except that any such Participant whose employment so terminates after January 1 of a year but prior to the payment of an amount due to be paid in that year is entitled to the full amount due in that year plus 50% of the remainder, if any. Any Named Executive Officer whose employment is terminated by Albany for “cause” shall forfeit any payments not yet paid, unless the Compensation Committee or, if required, a Performance Committee of the Board determines otherwise in its absolute discretion. Distributions are made in cash, or in a combination of cash and stock (in order to, among other things, facilitate payment by the recipient of income taxes), as described in the footnotes to the foregoing table. The value of cash payments is determined on the basis of the average price of the Class A Common Stock during a calculation period preceding the distribution date. The share balance in a bonus account is credited with dividends whenever dividends are paid on the Company’s common stock, by increasing the share balance by a number of shares equal in value to the cash dividends that would have been paid on an equivalent number of shares.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards[1]		Stock Awards[2]
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Joseph G. Morone	—	—	6,128	248,123	3,844	125,364
Michael C. Nahl	—	—	3,109	114,566	12,070	414,305
David B. Madden	—	—	587	21,644	641	20,894
Daniel A. Halftermeyer	—	—	664	24,468	2,863	97,290
Ralph M. Polumbo	—	—	1,213	40,339	549	17,909

(1)	Vesting of time-based RSUs granted pursuant to the Company’s RSU Plan. See page 32 for a description of these awards. Amounts reported as “Value Realized on Vesting” were distributed in cash to the Named Executive Officer during 2007.

(2)	Vesting of performance-based incentive awards granted pursuant to the 2005 Incentive Plan. See page 18 for a description of these awards. Amounts reported as “Value Realized on Vesting” were distributed in cash and stock to the Named Executive Officer during 2007.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service[1] (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)

Joseph G. Morone[2]	PensionPlus	—	—		—
	Supplemental Executive Retirement Plan	—	—		—
	Qualified Supplemental Retirement Benefits	—	—		—

Michael C. Nahl	PensionPlus	26.25	$741,000	[3]	$0
	Supplemental Executive Retirement Plan	26.25	$788,000	[3]	$0
	Qualified Supplemental Retirement Benefits	—	$0		$0

David B. Madden	PensionPlus	15.75	128,000	[3]	$0
	Supplemental Executive Retirement Plan	15.75	20,000	[3]	$0
	Qualified Supplemental Retirement Benefits	—	147,000	[3]	$0

Daniel A. Halftermeyer[4]	—	—	4,112	[5]	$0

Ralph M. Polumbo[2]	PensionPlus	—	—		—
	Supplemental Executive Retirement Plan	—	—		—
	Qualified Supplemental Retirement Benefits	—	—		—

(1)	Where noted, credited service is the same as actual service.

(2)	The Company’s PensionPlus Plan and Supplemental Executive Retirement Plan were closed to new employees, effective October 1, 1998. Dr. Morone joined the Company on August 1, 2005. Mr. Polumbo joined the Company on April 1, 2006.

(3)	The values of the pension benefits reported above are the current, or present, value of benefits expected to be paid in the future. The actuarial assumptions used to determine these values are the same as used in the Company’s financial statements, except that the assumed retirement age for purposes of this table is the earliest unreduced retirement age as defined in the relevant plan. Present values are determined as of the Company’s measurement date for pension purposes (September 30, 2007). (Reference is made to Note 15 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for a discussion of these assumptions.) Each amount assumes that the form of payment will be a single life annuity, except that the QSERP values assume a lump sum payment.

(4)	As a non-U.S. employee, Mr. Halftermeyer does not participate in U.S. PensionPlus Plan, the Supplemental Executive Retirement Plan or the Qualified Supplemental Retirement Plan. Instead, as he is a French citizen working for a company affiliate in Switzerland, the Company is required by Swiss law to maintain a private pension for Mr. Halftermeyer’s benefit. The private pension is purchased through an insurance company. The Company’s Swiss subsidiary is required to make defined premium contributions The premium paid by the Company in 2007 was CHF 3,803, or $3,206 using the conversion rate of .8430 U.S. dollars per Swiss franc, which is the rate used by the Company in its 2007 Consolidated Statements of Income and Retained Earnings. The policy was first purchased in 2007. The present value of the accumulated benefit is set forth in the table above. In addition, Mr. Halftermeyer continues to participate in a French state-mandated social scheme as an expatriate, which includes pension benefits. The Company contributes both the employer’s and employee’s share of the legally required contribution under this social plan. During 2007, the Company paid 70,785 euros, or $97,131 using the conversion rate of 1.3722 U.S. dollars per euro, which is the rate used by the Company in its 2007 Consolidated Statements of Income and Retained Earnings. Of this amount, $32,529 was the employee’s required contribution which the Company assumed as part of the international assignment.

(5)	Represents the present value of the accumulated benefit as reported to the Company by the insurance company sponsor. The amount stated is translated into U.S. dollars at the rate of .8430 dollars per Swiss franc, which was the applicable conversion rate in affect as of December 31, 2007.

PensionPlus Plan. The Company’s U.S. PensionPlus Plan, applicable to all salaried and most hourly employees in the United States who began employment on or before October 1, 1998, provides generally that an employee who retires at his or her normal retirement age (age 65) will receive a maximum annual pension equal to the sum of : (a) 1% of his or her average annual base compensation for the three most highly compensated consecutive calendar years in his or her last ten years of employment (the “High Three Average”) times his or her years of service (up to 30) before April 1, 1994; plus (b) 0.5% of the amount by which his or her High Three Average exceeds a Social Security offset ($37,998 in 2007, increasing thereafter in proportion to the increase in the Social Security Taxable Wage Base) times his or her years of service (up to 30) before March 31, 1994; plus (c) 1% of his or her High Three Average times years of service (up to 30) between March 31, 1994 and January 1, 1999; plus (d) 0.75% of such High Three Average times years of service (up to 30) after December 31, 1998; plus (e) 0.25% of such High Three Average times years of service (in excess of 30).

Previously, the PensionPlus Plan contained a “Rule of 60” limitation that, in the case of any plan participant who, at April 1, 1994, had at least 10 years of service and whose age plus years of service totaled 60 or greater, provided for a limitation on the effect of the reduced percentage of High Three Average for years of service after April 1, 1994, described in clauses (c) and (d) in the previous paragraph. The Rule of 60 provided that the effect may be limited if necessary to ensure that the reductions do not result in pensions below a certain amount. The Rule of 60 Limitation expired by its own terms on December 31, 2006 and was not renewed. In any event, the effects of the “Rule of 60” limitation are not reflected in the numbers reported above.

Annual base compensation in any year used to determine a participant’s High Three Average is the rate of base earnings of such participant as of January 1 of such year. In the case of the Named Executive Officers, this means annual salary based on the salary rate in effect on January 1 of such year. It does not include other cash compensation (such as annual cash bonuses) or noncash compensation.

Section 415 of the Internal Revenue Code places certain limitations on pensions that may be paid under federal income tax qualified plans. Section 401 of the Code also limits the amount of annual compensation that may be used to calculate annual benefits under such plans. The effect of such limits is reflected in the amounts reported as the present value of benefits accumulated under the PensionPlus Plan.

The PensionPlus Plan permits early retirement at or after age 55 with at least ten years of service. Of the Named Executive Officers participating in the Plan, only Mr. Nahl is currently eligible for retirement under the PensionPlus Plan, whether it is early or normal retirement. In the case of Mr. Nahl, he is now eligible for normal retirement. In general, provided that payment of benefits does not commence until the normal retirement age of 65, the pension of a participant retiring early will be calculated in the same manner as described above, taking into account years of service and such participant’s High Three Average as of his or her early retirement date. A participant eligible for early retirement may also elect to commence benefits on or after his or her early retirement date and prior to age 65 in an amount which is the actuarial equivalent of his or her normal retirement benefit.

Supplemental Executive Retirement Plan. The Company’s unfunded Supplemental Executive Retirement Plan is intended to replace any PensionPlus benefits (including QSERP benefits described below) that a participant is prevented from receiving by reason of the Section 415 limits on pensions or the Section 401 limits on annual compensation used to calculate PensionPlus benefits. All plan participants affected by such limitations are eligible to receive benefits under the unfunded Supplemental Executive Retirement Plan. In other words, the pension formula described above is used to determine aggregate benefits under both plans — the portion that is not payable under the PensionPlus Plan due to the foregoing limits is payable under the Supplemental Executive Retirement Plan. The allocation is made on the basis of IRS regulations in effect on the valuation date.

Qualified Supplemental Retirement Benefits. Certain employees of the Company who were active on June 30, 2002 are entitled to receive additional qualified supplemental retirement (“QSR”) benefits under the PensionPlus Plan. On June 30, 2002, each covered employee was credited with an initial account balance in a specified amount. Each such participant had participated in deferred compensation plans maintained by the Company on or before such time, pursuant to which he or she could defer the receipt of earned cash compensation until retirement or other events. Amounts deferred earned interest at rates approved from time to time by the Compensation Committee. In each case, the amount initially credited to such employee’s QSR account was equal to an amount of deferred compensation (including interest) to which he or she was entitled but which he or she agreed to renounce. Each QSR account is credited with interest at 8.5% annually until retirement, at which time the QSR account value is payable in the form of an actuarially equivalent single life annuity or, at the election of the participant, in a single lump sum.

Nonqualified Deferred Compensation

There were no executive or Company contributions, or interest or other earnings, during 2007 under any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified, nor did any Named Executive Officer receive any withdrawals or distributions during, or have any account as of the end of, 2007.

Potential Payments upon Termination or Change in Control

Other than then the provision found in the RSU Plan, which is applicable to all employees who receive an award of Restricted Stock Units, the Company has no contract, agreement, plan, or arrangement, whether written or unwritten, that provides for payment to a Named Executive Officer at, following, or in connection with a change in control of the Company. The provision of the RSU Plan provides that in the event of a Change of Control, 100% of an award recipient’s unvested Restricted Stock Units shall become immediately payable in full.

Contracts

The Company’s employment agreement with Dr. Morone (see page 28) provides that, in the event his employment is terminated for any reason, he will be entitled to any (a) unpaid base salary accrued to the effective date of termination, (b) unpaid but earned and accrued annual cash bonus for the portion of the year in which the termination of employment occurs and for any completed prior year for which the annual cash bonus has not been paid, (c) pay for accrued but unused vacation to which the Executive is entitled calculated in accordance with the Company’s vacation policy, (d) benefits or compensation required to be provided after termination pursuant to, and in accordance with the terms of, any employee benefit plans, policies or arrangements applicable to him, (e) unreimbursed business expenses incurred prior to termination and required to be reimbursed pursuant to the Company’s policy, and (f) any rights to indemnification to which he may be entitled under the Company’s Articles of Incorporation or By Laws. In addition, if the termination is by the Company without Cause, he is entitled to receive an amount equal to twice his annual base salary (which at December 31, 2007, was $693,000) at the time of termination, payable in 24 equal monthly installments. His right to receive these additional severance payments is contingent upon his continuing compliance with confidentiality and nondisparagement provisions in the agreement, and upon his having executed and delivered to the Company a release of any and all claims relating to his termination. For purposes of this agreement, “Cause” is deemed to exist if a majority of the members of the Company’s Board of Directors determines that the Executive has (i) caused substantial harm to the Company with intent to do so or as a result of gross negligence in the performance of his duties; (ii) not made a good faith effort to carry out his duties; (iii) wrongfully and substantially enriched himself at the expense of the Company; or (iv) been convicted of a felony. Though generally disfavored, the Committee believes that in limited circumstances, severance agreements are appropriate for the attraction and retention of executive talent, consistent with the practices of peer companies. In the case of Dr. Morone, the Committee felt a severance provision was warranted in order to entice Dr. Morone to leave the security of his prior position and become the Company’s CEO. The Committee considers severance to serve as a bridge in the event employment is involuntarily terminated without cause. Therefore, two years salary continuation was appropriate for Dr. Morone in light of the perceived length of time it could take to find an equivalent position. There was no sunset included in the severance provision of Dr. Morone’s contract when it was drafted and executed. The Committee is aware of this fact but no action has been contemplated to address the situation. The industries in which the Company competes are undergoing significant change to which the Company must respond. It is important to shareholder value that Dr. Morone lead the Company’s response to those changes without concern for the impact on his specific position. Nor has the fact that Dr. Morone’s contract contains a severance provision had any impact upon the Committee’s deliberations and actions regarding his compensation.

Severance

The Company has no other agreements, contracts, plans or arrangements, written or unwritten, to provide payment to any Named Executive Officer in connection with his retirement, severance, termination or separation. It is the Company’s position that no Named Executive Officer of the Company employed in the United States is entitled to any such payments upon the occurrence of any such events (other than Dr. Morone pursuant to his agreement). Nevertheless, it has been the Company’s practice in recent years to make payments of severance to any salaried employee in the United States if he or she is terminated against his or her or will, absent cause. Severance payments have typically been between 4 weeks and 24 months of base salary, depending on grade level and years of service. Severance is generally paid in equal monthly installments during a severance period commensurate with the severance amount (i.e., 12 months for a severance equal to 12 months’ salary). The terminated employee is also entitled to payment for unused vacation days (in accordance with Company policy) and in some instances to earned and accrued (but unpaid) cash bonus.

Plan-based Compensation

Each of the Named Executive Officers has accumulated benefits in the form of stock options, RSUs, and/or earned performance-incentive awards earned or received before or during 2007. The amount and value (based on the closing price of the Company’s Class A Common Stock on December 31, 2007) are described above in the table

“Outstanding Equity Awards at Fiscal Year-End”. The footnotes and narrative following the table describe the treatment of these benefits in the event of termination of employment under various circumstances.

Stock Options. SEC regulations require us to provide details about stock options not yet exercisable on December 31, 2007, that would become exercisable (a) if the employment of such Named Executive Officer had been terminated involuntarily on such date, without cause, or (b) in the case of any Named Executive Officer, who had attained age 62 at the time, if his employment had been terminated on such date, voluntarily or involuntarily, without cause. However, as set forth above, the last option grants were made in November 2002. See the table titled “Outstanding Equity Awards at Fiscal Year End” on page 30. By November 7, 2007, all outstanding options issued by the Company in 2002 had become fully exercisable. Consequently, there were no as yet unexercisable options on December 31, 2007 that would become exercisable upon the involuntary termination or retirement of a Named Executive Officer. The options granted to Mr. Nahl in 1997 terminate if his employment terminates prior to achievement of the option target price (see page 31, note 9).

RSUs and Performance-based Awards. The following chart indicates what the effect on RSUs and earned performance-based incentive awards in the accounts of each Named Executive Officer would have been upon the occurrence of (a) termination of employment involuntarily on December 31, 2007, without cause, or (b) in the case of any Named Executive Officer who had attained age 62 at the time, a voluntary or involuntary termination of employment on such date, without cause. (All of these awards are reported above in the table entitled “Outstanding Equity Awards at Fiscal Year-End.”)

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Number of Shares or Units of Stock That Would Vest Upon Such Termination (#)	Value of Shares or Units of Stock That Would Vest Upon Such Termination [1]($)

Joseph G. Morone	31,164[2]	0	$0
	11,628[3]	5,814	215,699
	18,435[4]	9,217.5	341,969

Michael C. Nahl	10,388[2]	0	0
	3,876[3]	1,938	71,900
	5,438[5]	2,719	100,994
	1,563[4]	781.5	28,994
	3,097[4]	1,548.5	57,449

David B. Madden	6,462[2]	0	0
	1,661[3]	830.5	30,812
	166[4]	83	3,079
	333[4]	166.5	6,177
	766[4]	383	14,209

Daniel A. Halftermeyer	6,462[2]	0	0
	2,492[3]	1246	46,227
	1,028[5]	514	19,069
	333[4]	166.5	6,177
	661[4]	330.5	12,262

Ralph M. Polumbo	6,678[2]	0	0
	1,938[3]	969	35,950
	4,893[4]	2,446.5	90,765

(1)	Based on closing market price on December 31, 2007, of $37.10.

(2)	Represents shares earned by the Named Executive Officer and credited to his bonus account with respect to a performance-based incentive award granted in 2007 and based on 2007 performance. None of the balance reported was earned or vested as of December 31, 2007. Pursuant to the terms of the award, this award would be cancelled upon termination for any reason on December 31, 2007.

(3)	Represents shares earned by the Named Executive Officer and credited to his bonus account with respect to a performance-based incentive award granted in 2006 and based on 2006 performance. None of the balance reported was vested as of December 31, 2007. For these awards, amounts shown as vesting upon termination are not payable at that time, but are distributed at the same times and in the same form (cash, or a combination of cash and shares) as if termination had not occurred. See Note 5 to the table titled “OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END” on page 31 above.

(4)	Restricted stock units (“RSUs”) granted under the Albany International Corp. 2003 Restricted Stock Unit Plan (the “RSU Plan”). For these grants, amounts shown as vesting upon termination are payable at such time, in cash.

(5)	Represents shares earned by the Named Executive Officer and credited to his bonus account with respect to a performance-based incentive award granted in 2005 and based on 2005 performance. None of the balance reported was vested as of December 31, 2007. For these awards, amounts shown as vesting upon termination are not payable at that time, but are distributed at the same times and in the same form (cash, or a combination of cash and shares) as if termination had not occurred. See Note 5 to the table titled “OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END” on page 31 above.

DIRECTOR COMPENSATION

Directors who are not employees of the Company are compensated for their services by fees in cash and stock. All directors are reimbursed for expenses incurred in connection with such services. In addition, the Company provides travel and liability insurance to all directors. It is the goal of the Committee to set directors’ fees at a competitive level which will enable the Company to attract and retain talented, well-qualified directors. The payment of a portion of each director’s fee in shares of Class A Common Stock of the Company is intended to align the interests of the director with the interests of our stockholders, consistent with delivering shareholder value.

Annual Retainer. During 2007, directors who served for the entire year received a $90,000 annual retainer, $50,000 of which was paid in shares of Class A Common Stock of the Company pursuant to the Directors Retainer Plan approved by the shareholders of the Company in 2006. (Amounts reported under the column “Stock Awards” below consisted solely of the stock portion of this annual retainer.) A director who served for only part of the year received one-quarter of this amount for each regular meeting attended.

Meeting Fees. During 2007, directors received $1,500 for each normal meeting of the Board and $1,000 for each normal meeting of a Committee that they attended in person or by telephone. Directors receive $750 for their participation in each meeting of the Board or a Committee that is designated as a telephone meeting. The meeting fees received by a director for any one day may not exceed $2,500.

Other Fees. The Chairman of each standing committee, other than the Audit Committee, receives an annual fee of $5,000 for such service. The Chairman of the Audit Committee receives an annual fee of $10,000 for such service. The Chairman of the Board receives an annual fee of $25,000 for such service. Directors receive $1,000 for each day that they are engaged in Company business (other than attendance at Board or committee meetings) at the request of the Chairman of the Board or the Chief Executive Officer.

Director Pension. Each person who was a member of the Board of Directors on January 12, 2005, who was elected as a director prior to August 9, 2000, and who is not eligible to receive a pension under any other Company retirement program is, following (i) the termination of his or her service as a director and (ii) the attainment by such director of the age of 65, entitled to receive an annual pension in the amount of $20,000, payable in quarterly installments until the earlier of (a) the expiration of a period equal to the number of full years that such person served as a director prior to May 31, 2001, or (b) the death of such person. Directors Beecher, Christine Standish, Morone and Kailbourne are the only directors so eligible.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	Option Awards ($)	Nonequity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[2] ($)	All Other Compensation		Total ($)

Frank R. Schmeler[3]	78,280	49,670	—	—	—	—		$127,950

Thomas R. Beecher, Jr.	70,780	49,670	—	—	(6,458)	$2,500	[4]	116,492

Christine L. Standish	58,780	49,670	—	—	490	$2,500	[4]	110,999

Erland E. Kailbourne	75,780	49,670	—	—	(179)	—		125,271

John C. Standish[5]	—	—	—	—	—	—		—

Juhani Pakkala	69,530	49,670	—	—	—	—		119,200

Paula H. J. Cholmondeley	81,280	49,670	—	—	—	—		130,950

John F. Cassidy, Jr.	61,280	49,670	—	—	—	—		110,950

Edgar G. Hotard	61,030	49,670	—	—	—	—		111,700

Joseph G. Morone	—	—	—	—	671	—		671

(1)	Value of shares distributed on payment date based on stock price of $36.96 on such date. As these are payments of shares, and not stock “awards,” there are no amounts deemed “outstanding” at the end of 2007.

(2)	Increase (decrease) during 2007 in the actuarial present value of the director’s accumulated benefit under the director pension plan described in the narrative following this table.

(3)	Does not include amounts received during 2007 as a retired employee. See “Certain Business Relationships and Related Person Transactions” on page 8 for a description of such amounts.

(4)	Company charitable contributions to educational institutions made pursuant to the Company’s matching educational gifts program.

(5)	As an employee of the Company, Mr. Standish did not receive any additional compensation for his service as a director during 2007. Compensation paid to Mr. Standish during 2007 is described above under “Certain Business Relationships and Related Person Transactions” on page 8. On August 27, 2007, the Company announced that Mr. Standish would be resigning his position as Senior Vice President — Manufacturing American Business Corridors effective January 31, 2008. He will, however, continue in his position as a Director of the Company.

RATIFICATION OF INDEPENDENT AUDITORS

In August 2007, the Audit Committee appointed PwC as our auditors for 2007 and to perform the reviews of the financial statements to be included in our quarterly reports to the Securities and Exchange Commission on Form 10-Q with respect to the first three quarters of 2008.

The Board is asking stockholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to appoint, terminate, oversee and evaluate the performance of the Company’s independent auditor, the Board considers the selection of the independent auditor to be an important matter of shareholder concern and is submitting the selection of PwC for ratification by stockholders as a matter of good corporate practice.

The affirmative vote of holders of a majority of the shares of common stock represented at the meeting is required to approve the ratification of the selection of PwC as the Company’s independent auditor.

The Audit Committee does not expect to take action with respect to the appointment of auditors for 2008 until the second half of the year. A representative of PwC will be present at the Annual Meeting, will be given an opportunity to make a statement and will be available to respond to appropriate questions.

As stated in the Audit Committee Report on page 5, the Audit Committee has received the written disclosures and letter from PwC required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified and supplemented; has discussed with PwC its independence; and has considered whether the provision of the services covered by the fees referred to below under “All Other Fees” is compatible with maintaining the independence of PwC.

Audit Fees

The aggregate fees billed by, or agreed to with, PwC for (a) the audit of the Company’s annual financial statements for each of 2006 and 2007, (b) PwC’s attestation requirements relating to internal controls and procedures, as well as for oversight of efforts undertaken by the Company in connection with such requirements, (c) reviews by PwC of the financial statements included in the Company’s Forms 10-Q during such periods, and (d) services normally provided by PwC in connection with statutory and regulatory filings or engagements for each such year, was $3,731,000 for 2006 and $3,656,139 for 2007.

Audit-related Fees

PwC billed no amounts during 2006 or 2007 for assurance or related services reasonably related to the performance of the audit or review of the Company’s annual financial statements, except those included in the amount reported under the heading “Audit Fees” above.

Tax Fees

The aggregate fees billed by PwC for tax compliance, tax advice, and tax planning in each of 2006 and 2007 were $164,909 and $306,399, respectively. Billings during each period were primarily for assistance in the preparation of tax returns and filings, assistance in connection with tax audits, tax advice in connection with corporate and business restructuring activities, and general tax advice.

All Other Fees

The aggregate fees billed by PwC for all other products and services not described above were $314,022 in 2006 and $21,407 in 2007. Services included in this category consisted principally of audits of certain benefits plans, business and tax education for certain Company employees, advice in connection with benefit plan design, advice relating to global business restructuring activities and review of internal control of information systems.

Preapproval Policy

It is the responsibility of the Company’s Audit Committee to approve all audit and non-audit services to be performed by the independent auditors, such approval to take place in advance of such services when required by law, regulation, or rule.

The Chairman of the Audit Committee is permitted to pre-approve any engagement of the independent auditor for services that could be properly pre-approved by the Committee, provided that the anticipated fees with respect to the services so pre-approved do not exceed $100,000. The Chairman is required to report such pre-approvals to the next regular meeting of the Committee.

The Audit Committee is required to pre-approve each engagement of the independent auditor not preapproved by the Chairman of the Committee. Each such preapproval must describe the particular service to be rendered. No preapproval may be given for any service that would cause the independent auditor to be considered not independent under applicable laws and regulations.

With respect to the engagement of the independent auditor to render non-project-oriented tax advice in countries in which the Company and its subsidiaries have activities, pre-approval of the Audit Committee may take the form of approval of a schedule of amounts anticipated to be expended during specified periods with respect to each country, local management being authorized to initiate the engagements as needed. The Committee may also authorize specific amounts to be allocated by management for such purpose.

None of the 2006 or 2007 services described above was approved by the Audit Committee or its Chairman pursuant to 17 CFR 210.2-01(c)(7)(i)(C), which permits the waiver of pre-approval requirements in connection with the provision of certain non-audit services.

STOCKHOLDER PROPOSALS

The Company’s By Laws provide that proposals of stockholders, including nominations of persons for election to the Board of Directors of the Company, shall not be presented, considered or voted upon at an annual meeting of stockholders, or at any adjournment thereof, unless (i) notice of the proposal has been received by mail directed to the Secretary of the Company at the address set forth in the Notice of Meeting not less than 100 days nor more than 180 days prior to the anniversary date of the last preceding annual meeting of stockholders and (ii) the stockholder giving such notice is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such annual meeting. Each such notice shall set forth (i) the proposal desired to be brought before the annual meeting and the reasons for presenting such proposal at the annual meeting, (ii) the name and address, as they appear on the Company’s books, of the stockholder making such proposal, (iii) the number and class of shares owned beneficially or of record by such stockholder, (iv) any material interest of such stockholder in the proposal, and (v) such other information with respect to the proposal and such stockholder as is required to be disclosed in solicitation of proxies to vote upon such proposal, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (“the Proxy Rules”). In the case of proposed nominations of persons for election to the Board of Directors, each such notice shall also (i) set forth such information with respect to such nominees and the stockholder proposing the nominations as is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to the Proxy Rules and (ii) be accompanied by the written consent of each proposed nominee to being named in the Company’s proxy statement as a nominee and to serving as a director if elected, and by written confirmation by each such nominee of the information relating to such nominee contained in the notice.

Proposals of stockholders that are intended to be presented at the Company’s 2009 Annual Meeting of Stockholders must be received by the Company at its principal executive offices at P.O. Box 1907, Albany, New York 12201-1907, not later than December 6, 2008, in order to be considered for inclusion in the Company’s proxy statement and form of proxy. In addition, to be so included, a proposal must otherwise comply with all applicable proxy rules of the Securities and Exchange Commission.

In addition, management proxies for the 2009 Annual Meeting may confer discretionary authority to vote on a stockholder proposal that is not included in the Company’s proxy statement and form of proxy if the Company does not receive notice of such proposal by February 10, 2009, or if such proposal has been properly excluded from such proxy statement and form of proxy.

OTHER MATTERS

The Board knows of no other matters to be presented for consideration at the Annual Meeting. Should any other matters properly come before the meeting, the persons named in the accompanying proxy will vote such proxy thereon in accordance with their best judgment.

The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitation of proxies by use of the mails, regular employees of the Company, without additional compensation, may solicit proxies personally or by telephone.

Charles J. Silva, Jr.
Secretary

March 14, 2008

Albany International Corp.
1373 Broadway, Albany, New York
Mailing Address: P.O. Box 1907, Albany, New York 12201

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS OF ALBANY INTERNATIONAL CORP.
TO BE HELD ON FRIDAY, MAY 9, 2008

Dear Stockholder:

The 2008 Annual Meeting of Stockholders of Alb any International Corp. will be held at Wolferts Roost Country Club, 120 Van Rensselaer Boulevard, Albany, New York on Friday, May 9, 2008 at 10:00 a.m.

Proposals to be considered at the Annual Meeting:

1.	Election of directors;
2.	Ratification of independent auditors; and
3.	To transact such other business as may properly come before the meeting.

The Board recommends a vote “FOR” Items 1 and 2

The Board of Dir ectors has fixed the close of business on March 14, 2008 as the record date (the “Record Date”) for the determination of Stockholders entitled to receive notic e and to vote at the Annual Meeting or any adjournment(s) thereof.

To receive directions to the Annual Meeting please visit www.wolfertsroost.com.

IMPORTANT NOTICE: Regarding the Internet Availability of Proxy Materials
for the Albany International Corp. Annual Meeting of Stockholders:

This communication provides only a brie f overview of the matters to be voted on at the Annual Meeting. A complete set of proxy materials, which includes: Notice of Meeting, Proxy Statement, Annual Report, Proxy Card and access to the Proxy Voting Site are available to you on the Internet. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

The Company’s Proxy Statement, Annual Report and other proxy materials are available at:
http://bnymellon.mobular.net/bnymellon/AIN

To receive a paper copy of these documents, you must request them. Such documents will be provided to you at no charge. To ensure that you receive the copy of these materials prior to the Meeting, please make sure to request the materials on or before April 17, 2008.

You can request a paper copy of the proxy materials in one of three ways:

1.	By calling 1-888-313-0164 (outside of the U.S. and Canada call 1-201-680-6688);
2.	By sending an email to: shrrelations@bnymellon.com; or
3.	By logging onto: http://bnymellon.mobular.net/mellon/AIN

MAKE SURE TO HAVE THIS NOTICE AVAILABLE WHEN YOU:

•	Request a paper copy of the proxy materials,
•	When you want to view your proxy materials online; or
•	When you want to vote your proxy electronically

[ ]	Please Mark Here for Address Change or Comments SEE REVERSE SIDE

ITEM 1 - Election of Directors

	For	Withhold		For	Withhold
01 - John F. Cassidy, Jr.	[ ]	[ ]	05 - Joseph G. Morone	[ ]	[ ]

02 - Paula H.J. Cholmondeley	[ ]	[ ]	06 - Juhani Pakkala	[ ]	[ ]

03 - Edgar G. Hotard	[ ]	[ ]	07 - Christine L. Standish	[ ]	[ ]

04 - Erland E. Kailbourne	[ ]	[ ]	08 - John C. Standish	[ ]	[ ]

	FOR	AGAINST	ABSTAIN
ITEM 2 — Ratification of the selection of PricewaterhouseCoopers LLP as independent auditor.	[ ]	[ ]	[ ]
ITEM 3 — In their discretion upon other matters that may properly come before this meeting.

YES
I will attend the Annual Meeting:	[ ]

Signature__________________________ Signature _________________________ Date ____________

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

▲  FOLD AND DETACH HERE  ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.eproxy.com/AIN Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-580-9477 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

          If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement

on the internet at http://bnymellon.mobular.net/bnymellon/AIN

Proxy

Albany International Corp.
Proxy solicited on behalf of the Board of Directors
for Annual Meeting of Stockholders to be held May 9, 2008

The undersigned hereby constitutes and appoints Erland E. Kailbourne and Joseph G. Morone, and each of them, the true and lawful agents and proxies of the undersigned, with full power of substitution in each, to vote as indicated herein, all of the shares of Common Stock which the undersigned would be entitled to vote if present in person, at the Annual Meeting of Stockholders of ALBANY INTERNATIONAL CORP. to be held at Wolferts Roost Country Club, 120 Van Rensselaer Boulevard, Albany, New York on Friday, May 9, 2008 at 10:00 a.m. local time, and any adjournment or adjournments thereof, on matters coming before said meeting.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, the shares will be voted FOR Item 1 and Item 2.

Participants in the Company’s ProsperityPlus 401(k) Savings Plan have the right to direct Vanguard Fiduciary Trust Company, as Plan Trustee, how to vote shares of Common Stock allocated to their 401(k) plan accounts. If no such direction is given to Vanguard, Vanguard shall interpret this as a direction not to vote any such shares. If properly executed, this proxy shall give the proxies appointed above authority to direct Vanguard to vote the shares in the undersigned’s 401(k) account in the manner directed. If this proxy is properly executed but no direction is given, the proxies appointed above shall direct Vanguard to vote such shares FOR Item 1and Item 2.

Please mark, sign, date and return this proxy card promptly using the enclosed envelope

Address Change/Comments (Mark the corresponding box on the reverse side)

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